The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED AUGUST 16, 2007)	Filed pursuant to Rule 424(b)(5) Registration Statement No. 333-145497

Subject to Completion, dated September 25, 2007

Genelabs Technologies, Inc.

     Shares of Common Stock

Warrants to Purchase      Shares of Common Stock

We are offering      shares of our common stock, no par value per share, and warrants to purchase up to     shares of our common stock.  The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase     shares of common stock at an exercise price of $    per share of common stock.  Each unit will be sold at a negotiated price of $   .  Units will not be issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is listed on The Nasdaq Capital Market under the symbol “GNLB.”  The last reported sale price of our common stock on September 25, 2007 was $1.83 per share.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein.  These documents contain information you should consider when making your investment decision.

Investing in our common stock and warrants involves a high degree of risk.  Please see the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We have retained Deutsche Bank Securities, Inc. to act as our placement agent in connection with the common stock and warrants offered by this prospectus supplement and the accompanying prospectus.  We have agreed to pay Deutsche Bank Securities, Inc. the aggregate placement agent fees set forth in the table below.  The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its best efforts to sell the securities offered by this prospectus supplement.

	Per Unit	Maximum Offering Amount
Public offering price	$	$
Placement agent fees	$	$
Proceeds, before expenses, to us	$	$

We expect the total offering expenses, excluding placement agent fees, to be approximately $250,000 for all sales pursuant to this prospectus supplement.  Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the units is expected to be made on or about October 1, 2007, subject to the satisfaction of certain conditions.  Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the securities are to be delivered to the purchasers.  All funds received will be held in a non-interest bearing account.

DEUTSCHE BANK SECURITIES

The date of this prospectus supplement is September    , 2007.

Prospectus Supplement

Prospectus

We are offering to sell, and seeking offers to buy, shares of our common stock and warrants to purchase common stock only in jurisdictions where offers and sales are permitted.  The distribution of this prospectus supplement and the offering of the common stock and warrants to purchase common stock in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants to purchase common stock and the distribution of this prospectus supplement outside the United States.  This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

i

SUMMARY

This summary highlights selected information about us and this offering.  This information is not complete and does not contain all the information you should consider before investing in our common stock and warrants pursuant to this prospectus supplement and the accompanying prospectus.  You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” contained in this prospectus supplement and the financial statements and the other information that we incorporated by reference in the accompanying prospectus, before making an investment decision.

About This Prospectus Supplement

We are providing information to you about our company and this offering of shares of our common stock and warrants in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us.  The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which may not apply to this offering.

We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  If the description varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.  We have not, and the placement agent has not, authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we state otherwise or the context indicates otherwise, references to “Genelabs,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus refer to Genelabs Technologies, Inc.  Generally, when we refer to this “prospectus” we are referring to both this prospectus supplement and the accompanying prospectus together.

This offering of common stock and warrants is being made under a registration statement on Form S-3 (registration file no. 333-145497) that we filed with the Securities and Exchange Commission as part of a “shelf” registration process.  Under the shelf registration process, we may offer to sell shares of our common stock, no par value, shares of our preferred stock, no par value, senior or subordinated debt securities, or warrants to purchase debt or equity securities, from time to time in one or more offerings up to a total dollar amount of $50,000,000.

We are not making any representation to you regarding the legality of an investment in the common stock and warrants by you under applicable law.  You should consult with your own legal advisors as to the legal, tax, business, financial and related aspect of a purchase of the common stock and warrants.

About Genelabs Technologies, Inc.

Genelabs Technologies, Inc is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health.  Our business objective is to develop a competitive advantage by focusing on drug targets for which we can rapidly optimize lead compounds, with the goal of developing drugs with significant market potential.  In our drug discovery programs, which are presently concentrated on new treatments for infection with the hepatitis C virus, or HCV, we seek to identify compounds that have a distinct advantage over potential competitive compounds in potency, safety, and/or pharmacokinetic properties, with a goal of achieving “best-in-class” status.  In addition, two separate development-stage projects have the potential to achieve “first-in-class” status: PrestaraTM (prasterone), an investigational drug for systemic lupus erythematosus, referred to as SLE or lupus, and an investigational vaccine for hepatitis E virus, or HEV, that is being developed by GlaxoSmithKline under a license from us.

In addition to these primary programs focused on drug discovery and development, we have established a portfolio of patents and patent applications based on inventions arising from our other research and development activities.  We have granted licenses to third parties under our intellectual property portfolio, including under patents covering the hepatitis E virus, hepatitis G virus and a nucleic acid amplification technology known as LADA, and we may seek to grant additional licenses under or otherwise monetize these or other patents we own.

An investment in Genelabs is subject to a number of risks and significant uncertainty.  Genelabs presently estimates that its current cash resources, cash and cash equivalents of $23.9 million as of June 30, 2007, are adequate to fund its current operations into 2009.  Alternatively, Genelabs may be required to finance, license or sell its rights in Prestara in a manner that could be adverse to Genelabs and its shareholders.  While we received an approvable letter from the FDA on our lead product Prestara™ in August 2002, the most recent of Genelabs’ Phase III clinical trials did not meet its primary endpoint.  As such, the FDA will not approve Prestara™ without another Phase III clinical trial which Genelabs currently does not have the funds to conduct.  Genelabs' research programs are in an early stage of development and may not successfully produce commercial products.  Please see the risk factors under the heading “Risk Factors,” beginning on page S-4 of this prospectus supplement for a discussion of these and other risks relating to our business and investment in our capital stock.  The risks and uncertainties we have described are not the only ones facing our company, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations and investment in our capital stock.

We were incorporated in California in 1985.  Our principal executive offices are located at 505 Penobscot Drive, Redwood City, CA 94063, and our telephone number is (650) 369-9500.  Our website is www.genelabs.com.  The information on our website does not constitute part of this prospectus supplement.

Genelabs® and the Genelabs logo are registered trademarks, and Prestara™ is a trademark of Genelabs Technologies, Inc.

The Offering
Common stock offered by us:	shares
Common stock to be outstanding after this offering:	shares
Warrants:
Warrants to purchase     shares of common stock will be offered in this offering.  The warrants will be exercisable at any time on or after    , 2007 and on or before the close of the Company’s business on September    , 2012 at an exercise price of $    per share of common stock.  This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Risk Factors:	See “Risk Factors” beginning on page S-4 for a discussion of factors that you should read and consider before investing in our securities.
Use of proceeds:
We currently anticipate that the net proceeds from the sale of the common stock and warrants, excluding proceeds from the exercise of warrants, if any, will be approximately $   .  The net proceeds from this offering will be used for general corporate purposes.  Please see “Use of Proceeds” on page S-27.

The Nasdaq Capital Market Symbol:	GNLB.

The number of shares of our common stock that will be outstanding immediately after the offering is based on 30,184,000 shares outstanding as of June 30, 2007.  Unless we specifically state otherwise, the share information in this prospectus supplement excludes, as of June 30,:

•  2,116,000 shares of common stock issuable upon the exercise of stock options oustanding prior to this offering under our equity incentive plans, which excludes 1,513,000 stock options issued on July 27, 2007 under our 2007 Omnibus  Stock Incentive Plan;

•  4,851,000 shares of common stock available for future grants under our equity incentive plans, which includes the 1,513,000 stock options issued on July 27, 2007 under our 2007 Omnibus  Stock Incentive Plan;

•  5,523,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering; and

•  shares of common stock issuable upon the exercise of warrants to be issued in this offering.

RISK FACTORS

Investing in our securities involves significant risks and uncertainties, which may result in a loss of all or part of an investment.  You should carefully review the risk factors described below, in the accompanying prospectus and in other information incorporated by reference in this prospectus supplement before making an investment decision.  The risks and uncertainties described below, in the accompanying prospectus and in our other filings with the SEC incorporated by reference are not the only ones facing Genelabs.  If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.  In such case, the value of our securities could decline and you may lose all or part of your investment.  If any of the following risks actually occur, the market price of our common stock could decline, and you could lose all or part of your investment.  Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO GENELABS

We may not be profitable in the near future or at all and in order to carry out our business plans we will require additional funds which may not be available.

We have incurred losses each year since our inception and have accumulated approximately $238 million in net losses through June 30, 2007, including a net loss of $0.9 million for the six months ended June 30, 2007 and a net loss of $8.7 million for the year ended December 31, 2006.  We may never be profitable and our revenues may never be sufficient to fund operations.  We presently estimate that our current cash resources are adequate to fund our operations into 2009.  Thereafter, we will require additional capital to carry out our business plans.

Additional funds for our research and development activities may not be available on acceptable terms, if at all.  The unavailability of additional funds could delay or prevent the development of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

Our collaborations may fail, which may result in costs and delays that may impair our ability to successfully develop and commercialize our products and product candidates.

Given our financial position and the broad range of resources required for drug development, we have in the past and will likely continue to enter into collaborations with pharmaceutical and larger biotechnology companies.  We have received no revenue from the sale of drugs.  To date, almost all of our revenue has come from collaboration agreements.  We have entered into collaborations with Novartis, Gilead, GlaxoSmithKline, Watson, Tanabe and other companies and we may enter into future collaborations with these or other companies.  Our collaborators may breach their contracts, or our collaborators may not diligently and successfully develop and commercialize the results of the research.  Alternatively, our collaborators may elect not to extend or augment the collaborations which may result in a decrease in revenue, an increase in research costs or cause us to terminate the research program.  Recently, Gilead advised us that it does not intend to exercise an option that it has under our license and research collaboration agreement to extend the term of our collaboration beyond its September 30, 2007 expiration as Gilead is satisfied that we have identified a nucleoside lead compound series that fulfills certain criteria.  We are currently evaluating certain derivatives of this nucleoside lead compound series with Gilead.  The objective of these efforts is to select the most suitable among these compounds for further development.  There can be no assurance that any compound from this series will eventually be developed.  Novartis may not continue to fund our research beyond its obligations in the research contract, and GlaxoSmithKline may choose not to continue developing the hepatitis E vaccine which it has been developing under a license from us.

We are dependent on our collaborators to successfully carry out preclinical and clinical development, to obtain regulatory approvals, and/or to market and sell any products arising from the research and/or development conducted by us or the collaborator.  Factors which may cause our collaborators to fail in these efforts include: problems with toxicity, bioavailability or efficacy of the product candidate, difficulties in manufacture, problems in satisfying regulatory requirements, emergence of competitive product candidates developed by the collaborator or by others, insufficient commercial opportunity, problems the collaborators may have with their own contractors, lack of patent protection for our product candidates or claims by others that it infringes their patents or other intellectual property rights.

Collaboration on a project also may result in disputes with the collaborator over the efforts by us and/or the collaborator, the achievement of milestones or rights to intellectual property.  If we fail to perform all of our obligations, our collaborators may withhold further funding, seek to seize control over our intellectual property and other assets, and/or assert claims for damages against us.  In the course of the collaboration our collaborator may obtain know-how which enables it to compete with us in the same area of research and/or development.  Because research and development results are unpredictable, we and our collaborators may not achieve any of the milestones in the collaboration agreements.  We may also find it difficult to advance to the development stage with some of our newer drug candidates if we are unable to find a suitable collaborator and we may not be able to negotiate new collaboration agreements on favorable terms or at all.

Our research programs are in an early stage and may not successfully produce commercial products.

Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects.  To date, our pharmaceutical research has been focused on a limited number of targets for which no or few commercial drugs have been successfully developed.  Our projects may fail if, among other reasons, the compounds being developed fail to meet criteria for potency, toxicity, pharmacokinetics, manufacturability, intellectual property protection and freedom from infringement, or other criteria; or if we fail to make progress due to lack of resources or access to enabling technologies.  Genelabs’ product candidates, other than Prestara™, are in an early stage of research.  All of our research projects may fail to produce commercial products.

We face substantial competition which may result in others discovering, developing or commercializing drugs before or more successfully than us.

The biotechnology industry is highly competitive and characterized by rapid and significant technological change.  Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort.  We face, and will continue to face, intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies.  Many of these organizations are also pursuing the discovery and development of new drugs to treat infection with the hepatitis C virus, and some are at a more advanced stage of development.  Any of these organizations may discover, develop or commercialize products that are more effective, safer or less costly than those that we are developing.  Our competitors may also obtain U.S. Food and Drug Administration, or FDA, or other regulatory approval for their products more rapidly than we may obtain approval for ours.

Many of our competitors are substantially larger than we are and have greater capital resources, larger research and development staffs and better facilities than we have.  Many of our competitors are more experienced in drug discovery, development and commercialization, in obtaining regulatory approvals and in drug manufacturing and marketing.  In addition, if Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours.  Because large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, even if our research programs are successful we may have a competitive disadvantage.

If third parties on whom we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

As part of our process of conducting drug discovery research and clinical trials we rely on third parties such as medical institutions, pre-clinical and clinical investigators, contract laboratories and contract research organizations to participate in the conduct of our clinical trials.  We also rely on contract manufacturers for supply of active ingredients and formulated material for use in preclinical and clinical development.  We depend on Novartis, Gilead and GlaxoSmithKline to conduct preclinical and clinical development, to obtain regulatory approval and to manufacture and commercialize our product candidates.  If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.  Additionally, our collaboration partners may have alternative product candidates which they elect to favor over our product candidates.  If they do not elect our product candidates for further development, our ability to advance in the pre-clinical and clinical development may be impaired or precluded.

The results of our most recent clinical trial of Prestara™, Genelabs’ drug candidate for systemic lupus erythematosus, were not positive, substantially decreasing the probability that Prestara will ever be approved for marketing or at least substantially delaying the timing for such potential approval and thus diminishing our business prospects.

In order to satisfy conditions set by the FDA, we conducted a Phase III clinical trial of Prestara™ on women with lupus taking glucocorticoids using bone mineral density as the trial’s primary endpoint.  Prestara™ is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone.  This clinical trial did not demonstrate a statistically significant difference between the bone mineral density of the group of patients taking Prestara™ and the group taking placebo.  Additionally, the trial was not specifically designed to demonstrate, and in fact did not demonstrate, a statistically significant benefit in secondary endpoints such as amelioration of lupus symptoms.

A separate clinical trial of prasterone (the active ingredient in Prestara™) was conducted by Genovate Biotechnology Co., Ltd., or Genovate, a Taiwan-based company that has a license from us for Prestara™ in most Asian countries.  In April 2005, we announced that this clinical trial did not meet its primary endpoint, bone mineral density at the lumbar spine.  While a prior Phase III clinical trial conducted on lupus disease activity was determined by the FDA to be positive, adequate and well-controlled, the FDA has advised us that it will require two positive Phase III clinical trials in order to review and potentially approve the Prestara™ New Drug Application.  Because both our most recent Phase III and Genovate’s clinical trials did not meet their primary endpoints, the FDA will not approve Prestara™ without another positive Phase III clinical trial.  In April 2007 we announced that we had received agreement from the FDA under a Special Protocol Assessment (SPA) for a new Phase III clinical trial of Prestara™.  This new clinical trial is of different design and has a different endpoint than our prior clinical trials.  However, Genelabs does not presently have the funds to conduct this trial and may not be able to raise such funds at all or in a form or price that would be acceptable to us or our existing shareholders.

Our outside suppliers and manufacturers for Prestara™ are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming.  We rely on a single supplier of prasterone, the active ingredient in Prestara™, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestara™ capsules and for packaging.  The disqualification of a supplier or manufacturer through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers.  We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of our drug candidates.  Genelabs and our North American collaborator, Watson, previously arranged for the manufacture of quantities of Prestara™ and prasterone, its active ingredient, in anticipation of possible marketing approval.  This inventory has exceeded its initial retest date, although the active ingredient may still be used if it successfully passes re-testing.  Watson has informed us that they wish to have the portion of prasterone inventory owned by them destroyed which we are currently in the process of doing.

The following could harm our ability to manufacture Prestara™:

•	The unavailability at reasonable prices of adequate quantities of the active ingredient or intermediates;

•	The loss of a supplier’s or manufacturer’s regulatory approval;

•	The failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

•	The failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

•	The inability to develop alternative sources in a timely manner or at all;

•	The inability or refusal of the manufacturers to meet our needs for any reason, such as loss or damage to facilities or labor disputes;

•	The manufacture of product that is defective in any manner; and

•	The competing demands on the contract manufacturer’s capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers.

We may be unable to obtain patents or protect our intellectual property rights, or others could assert their patents against us.

Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications.  Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products.  Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

The active ingredient in Prestara™ is prasterone, more commonly known as dehydroepiandrosterone, or DHEA.  DHEA is a compound that has been in the public domain for many years.  Although we have an issued U.S. patent on the specific polymorphic form of DHEA we have used in our formulation of prasterone, we do not believe it is possible to obtain patent protection for the base chemical compound anywhere in the world.  Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993.  The Stanford patents expire in 2012 and 2013, and the license expires when the patents expire.  In addition, we have filed patent applications covering additional uses for Prestara™ and various pharmaceutical formulations and intend to file additional applications as appropriate.  We have filed patent applications covering compounds from our HCV drug discovery programs; however, not all of these HCV applications have issued.  A number of patents have issued to Genelabs covering our drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections.  A number of patent applications are pending.

If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents.  Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries.  Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management.  In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestara™ owned by others might exist now or in the future.  We might not be able to obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

We may be unable to attract or retain key personnel, which could delay our drug discovery and development and compromise our ability to develop successfully or commercialize our drug candidates.

Our ability to develop our business depends in part upon our attracting and retaining qualified management and scientific personnel.  The loss of our key personnel, significant salary increases to retain our key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and harm our financial condition and operating results.  Additionally, recent and proposed laws, rules and regulations increasing the liability of directors and officers may make it more difficult to retain incumbents and to recruit for these positions.

In June 2006, we entered into a collaboration with Novartis which has and will require us to dedicate a specified level of scientific personnel to the work plan established with Novartis.  Because we have obligations to dedicate a specified number of scientists to the collaborations, we may not have sufficient personnel to continue to advance our unpartnered NS5a drug discovery program.  As the number of qualified personnel is limited, competition for such staff is intense.  Further, our collaboration with Novartis specifies the funding rates for Genelabs’ scientific personnel working on the collaboration, which means we bear the risk of any personnel cost increases.  We may not be able to continue to attract or retain such people on acceptable terms, given the competition for those with similar qualifications among biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions.

On August 25, 2006 we announced the resignation of Matthew Loar as Chief Financial Officer, effective September 1, 2006.  We are currently searching for his replacement, and our Chief Executive Officer, James A.D. Smith, has assumed Mr. Loar’s duties on an interim basis.

Although we currently meet the standards for continued listing on The Nasdaq Capital Market, there is no guarantee that we will continue to meet these standards in the future and if we are delisted the value of your investment in Genelabs may substantially decrease.

To remain listed on The Nasdaq Capital Market we must have a market value of at least $35 million or at least $2.5 million in shareholders’ equity.  In 2006, our market value fluctuated between approximately $13 million and approximately $44 million.  In the first half of 2007, our market value fluctuated between approximately $35 million and approximately $80 million.  In the past, we received a delisting notice from The Nasdaq Stock Market and although we successfully appealed that delisting and are currently in compliance with listing requirements, any future delisting from The Nasdaq Capital Market would adversely affect the trading price of our common stock, significantly limit the liquidity of our common stock and impair our ability to raise additional funds.

Our facilities are located near an earthquake fault, and an earthquake could disrupt our operations and adversely effect results.

All of our operations are conducted in a single facility built on landfill in an area of California near active geologic faults which historically have caused major earthquakes from time to time.  The office park where the facility is located is approximately at sea level behind levees sheltering the buildings from the San Francisco Bay.  In the event of a significant earthquake, we could experience significant damage and business interruption for which we are not insured.

INDUSTRY RISKS

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

  Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds.  Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and highly flammable materials, some of which are pressurized, such as hydrogen.  We use radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35).  Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products.  We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors.  As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials.  Federal, state and local governments may adopt additional laws and regulations affecting us in the future.  We may incur substantial costs to comply with, and substantial fines or penalties if we violate current or future laws or regulations.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.  In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial.  Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes.  We do not specifically insure against environmental liabilities or risks regarding our handling of hazardous materials.  Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products.  We may become subject to product liability claims if someone alleges that the use of our products injured subjects or patients.  This risk exists for products tested in human clinical trials as well as products that are sold commercially.  Although we currently have product liability insurance coverage in amounts that we believe are customary for companies of our size and in our industry and sufficient for risks we typically face, we may not be able to maintain this type of insurance in a sufficient amount.  There is no assurance that product liability insurance will continue to be available in the future at a cost or on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

RISKS RELATING TO OWNING OUR STOCK

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile.  Between January 1, 2006 and December 31, 2006, the price of our common stock fluctuated between $2.55 and $0.70 per share.  Between January 1, 2007 and June 30, 2007, the price of our common stock fluctuated between $1.43 and $2.67 per share.  In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price.  For example, the availability of a large block of stock for sale in relation to our normal trading volume could result in a decline in the market price of our common stock.

In addition, numerous events occurring outside of our control may also impact the price of our common stock, including:

•	progress of our products through the regulatory process;

•	results of preclinical studies and clinical trials;

•	announcements of technological innovations or new products by us, our competitors or others;

•	publicity regarding actual or potential results with respect to compounds or drugs we or our collaborators are developing;

•	government regulatory actions affecting our products or our competitors’ products in the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	general market conditions for emerging growth, biotechnology and pharmaceutical companies;

•	broad market fluctuations; and

•	economic conditions in the United States or abroad.

Because the average daily trading volume of our common stock is low, your ability to sell your shares in the secondary trading market may be limited.

Because the average daily trading volume of our common stock is low, the liquidity of our common stock may be impaired.  As a result, prices for shares of our common stock may be lower than might otherwise prevail if the average daily trading volume of our common stock was higher.  The average daily trading volume of our common stock may be low relative to the stocks of exchange-listed companies, which could limit your ability to sell your shares in the secondary trading market.

We may incur significant costs from class action litigation.

In the past, following periods of large price declines in the public market price of a company’s stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock.  If any of our shareholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit.  The lawsuit also could divert the time and attention of our management, which would hurt our business.  Any adverse determination in litigation could also subject us to significant liabilities.

Exercise of outstanding options and warrants will dilute shareholders and could decrease the market price of our Common Stock.

As of June 30, 2007, we had issued and outstanding 30,184,000 shares of common stock, and outstanding options and warrants to purchase 7,639,000 additional shares of common stock.  At our 2007 annual meeting, our stockholders authorized an additional 4,400,000 shares of common stock for issuance under our equity incentive plans.  As of July 31, 2007, 3,458,000 shares of common stock remain available for issuance under our equity incentive plans.  The existence of the outstanding options and warrants may adversely affect the market price of our common stock due to sales of a large number of shares or the perception that such sales could occur.  These factors also could make it more difficult to raise funds through future offerings of common stock, and could adversely impact the terms under which we could obtain additional equity capital.  Exercise of outstanding options and warrants, or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, may result in significant dilution to our shareholders and may decrease the market price of our common stock.

Changes in securities laws and regulations may increase our costs.

The Sarbanes-Oxley Act of 2002 has previously required us to make changes to some of our corporate governance practices.  Because we are currently a non-accelerated filer we presently only comply with the Section 404(a) of the Sarbanes-Oxley Act which requires annual management assessments of the effectiveness of our internal controls over financial reporting.  We currently do not have to comply with the portion of Section 404 which requires a report by our independent registered public accounting firm addressing our assessments.  Beginning with calendar year 2008, our auditors will again be required to issue a report addressing our assessments.  The implementation of these compliance matters will likely result in an increase in our general and administrative expenses.  We also may determine that we do not have effective controls over financial reporting.  There may be other accounting or regulatory changes enacted in the future which would have a disproportionate impact on us compared to other companies because of our small size and our lack of product revenue to provide a source of funds to pay for compliance with the changes, among other reasons.

RISKS RELATED TO THIS OFFERING

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose.  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $    per share, after giving effect to the sale by us of     shares of common stock and warrants to purchase up to     shares of common stock in this offering at a price to the public of $    per unit.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on The Nasdaq Capital Market.  Without an active market, the liquidity of the warrants will be limited.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.  These forward-looking statements involve known and unknown risks and uncertainties.  Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption "Risk Factors" and elsewhere in this prospectus.  These forward-looking statements include, among others, statements regarding:

•	our ability to secure sufficient funds as a going concern;

•	estimates that existing cash resources will be adequate to provide liquidity for our regular operations into fiscal year 2009;

•	our future cash resources, expenditures and our ability to obtain additional funding for our business plans;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify components for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs;

•
plans, programs, progress, and potential success regarding our collaborators and licensees, including Gilead Sciences, Inc. for nucleoside compounds targeting hepatitis C virus, Novartis for non-nucleoside compounds against hepatitis C virus, GlaxoSmithKline for hepatitis E vaccine, and, for Prestara™, Watson Pharmaceuticals, Inc., Genovate Biotechnology Co., Ltd., and Tanabe Seiyaku Co., Ltd.;

•	our ability, or our collaborators’ ability, to achieve any of the milestones contained in our agreements;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify compounds for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs, and our efforts in hiring additional personnel;

•	further actions or developments relating to Prestara™ (prasterone), our investigational drug for lupus, and its New Drug Application; and

•	the securing and defense of intellectual property rights important to our business.

All statements in this prospectus supplement that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section.  Among these are the risks that we may be delisted from The Nasdaq Capital Market, that our research programs may fail, that problems with our manufacturers or collaborators may negatively impact their or our research, clinical trials or product manufacture, development or marketing, that our attempts to license our technologies to others may fail and that clinical trials of Prestara™ or similar formulations of prasterone are abandoned, delayed, or have results that are negative, inconclusive or not usable to support regulatory approval, that the U.S. Food and Drug Administration, or FDA, and foreign authorities may delay or deny approval of Prestara™.  These as well as other factors may also cause actual results to differ materially from those projected and expressed or implied in these statements.  We assume no obligation to update any such forward-looking statement for subsequent events or any reason why actual results might differ, except as required by the Securities Act.  You should consider the risks and uncertainties described in the “Risk Factors” section in evaluating our prospects supplement and future financial performance.  All forward-looking statements included in this prospectus supplement are made as of the date hereof.

BUSINESS

Overview

Genelabs Technologies, Inc., referred to as Genelabs or the Company, is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health. Our business objective is to develop a competitive advantage by focusing on drug targets for which we can rapidly optimize lead compounds, with the goal of developing drugs with significant market potential. In our drug discovery programs, which are presently concentrated on new treatments for infection with the hepatitis C virus, or HCV, we seek to identify compounds that have a distinct advantage over potential competitive compounds in potency, safety, and/or pharmacokinetic properties, with a goal of achieving “best-in-class” status. In addition, two separate development-stage projects have the potential to achieve “first-in-class” status: Prestaratm (prasterone), an investigational drug for systemic lupus erythematosus, referred to as systemic lupus erythematosus (SLE) or lupus, and an investigational vaccine for hepatitis E virus (HEV) that is being developed by GlaxoSmithKline under a license from us.

The goal of our current drug discovery programs is to discover novel antiviral compounds for treatment of HCV, a disease which chronically infects 3.2 million people in the United States and for which there is a major need for new treatments. Beginning in early 2002, Genelabs initiated work on two projects directed at inhibiting HCV infections by targeting the viral specific enzyme, HCV RNA-dependent RNA polymerase, also known as NS5b or HCV polymerase. In one of these projects we have employed a class of compounds known as nucleoside analogues that can interfere with HCV polymerase activity so that the polymerase makes incomplete copies of the HCV virus genome. The second polymerase project uses a different class of chemicals, referred to as non-nucleosides, designed to directly bind to the HCV polymerase and prevent the polymerase from properly functioning. We conduct our work in the nucleoside program under a research collaboration and license agreement with Gilead Sciences, Inc. that we entered into in 2004. Gilead currently provides funding for Genelabs’ HCV polymerase nucleoside discovery research and is responsible for preclinical development activities on the nucleoside project. During 2006 we entered into a similar license and collaboration agreement with the Novartis Institutes for BioMedical Research for the development and commercialization of compounds from our non-nucleoside drug discovery program. Novartis currently provides funding for Genelab’s HCV polymerase non-nucleoside discovery research and is responsible for preclinical development activities on the non-nucleoside project. In 2005, we initiated a separate project to screen and optimize compounds directed against another HCV target, NS5a. Genelabs is currently conducting discovery and lead optimization on this project without a corporate partner, although we may ultimately enter into a collaboration with another company that has more resources than Genelabs. In addition, we have initiated several feasibility projects focused on other potential targets in HCV.

Genelabs also has pursued regulatory approval of an investigational drug for women with systemic lupus erythematosus (SLE). This investigational drug, which we call Prestaratm, contains a compound known as prasterone as an active ingredient. No new drug has been approved in the United States for treatment of SLE in well over 40 years and current therapies are not adequate. In August 2002, Genelabs received an approvable letter for Prestara from the U.S. Food and Drug Administration, or FDA, which specified that an additional Phase III clinical trial addressing the effect of Prestara on bone mineral density in women with SLE would need to be successfully completed. However this Phase III clinical trial, for which we announced results in October 2004, did not meet its primary endpoint. Subsequently, we met with the FDA which has advised us that an additional positive Phase III clinical trial focused on the signs and symptoms of lupus will be required to satisfy the criteria for review and potential approval of the Prestaratm New Drug Application, or NDA. We are working with the FDA to complete the design of this new trial.

In addition to these primary programs focused on drug discovery and development, we have established a portfolio of patents and patent applications based on inventions arising from our other research and development activities. We have granted licenses to third parties under our intellectual property portfolio, including under patents covering the hepatitis E virus, hepatitis G virus and a nucleic acid amplification technology known as LADA, and we may seek to grant additional licenses under these or other patents we own.

Drug Discovery Research

Genelabs’ core research capabilities include medicinal chemistry, combinatorial chemistry, computational modeling, molecular biology, assay development and high-throughput screening, drug metabolism and pharmacokinetics. For the past several years, HCV has been the primary focus of our drug discovery efforts. In the future we may seek to expand our drug discovery efforts to encompass additional targets. Genelabs’ research concentrates on small molecules, which can be administered orally and which generally are relatively simpler to manufacture than larger biological molecules such as peptides, antibodies or proteins. The world-wide market for treatments of infection of HCV was $2.1 billion in 2004 and was projected to grow to approximately $5 billion by 2013, according to Datamonitor.

Drug Discovery Process.  Genelabs’ drug discovery strategy focuses on screening for compounds that affect biological targets which previously have been shown to be useful in controlling disease activity, and then optimizing the pharmacologic properties of those compounds by systematically making changes in the original compound and testing for improved properties. We choose targets for diseases where there is a large unmet medical need which can be addressed by the kinds of chemical compounds with which we have experience. These targets generally are for infectious disease, such as the hepatitis C virus, where we have substantial prior experience, but future targets may involve other diseases.

Generally, we begin by establishing tests, or assays, to screen potential drug candidates that may have activity against the target. Thousands of compounds may be evaluated using high-throughput screening techniques to identify suitable starting compounds. Using these starting compounds, a systematic process is then conducted to optimize the compounds to develop lead compounds which have the potency, pharmacokinetic properties, toxicity profile, manufacturability, patentability and other characteristics to be good drug candidates. The optimization process is tasked to a team of scientists comprised of both chemists and biologists. This team is focused on synthesizing variations of the starting compounds, testing them in assays, and analyzing the resulting data. The analysis adds to our understanding of structure-activity relationships, which are used to strategize further modifications to the compounds. This cycle then is repeated. During this process, we benchmark our compounds against known competitors with the objective of optimizing our compounds so they have an advantage in potency, safety and/or other pharmaceutical properties.

If the optimization program is successful in synthesizing a compound meeting our pre-determined criteria, it is advanced into early pre-clinical development to develop further data on pharmacokinetics and toxicity, and to further optimize the process of synthesizing the compound. If such data are positive, Genelabs may continue development into the formal pre-clinical phase which involves tests meeting Good Laboratory Practices, or GLP, standards of the FDA. If this data is positive, Genelabs may seek to file an Investigational New Drug Application, or IND, and begin human clinical trials. Because the risk is high that a compound may fail in pre-clinical or clinical testing, Genelabs continues the optimization process in order to discover and develop additional compounds that may meet the pre-determined criteria. At any stage of development, Genelabs may seek to out-license the compound, or the program under which it has been developed, to a pharmaceutical or larger biotechnology company, which could then take over the development process. Alternatively, Genelabs may elect to retain development of promising compounds in order to seek to realize additional value, although further development involves risk that the compounds may fail due to toxicity, lack of efficacy or other reasons.

Hepatitis C Virus.  HCV is an infectious and potentially fatal virus that can be contracted through blood and bodily fluid contact. The virus attacks the liver and can cause liver inflammation, and eventually liver scarring, liver failure and liver cancer. In most cases, the body is not able to fight off the infection and the infected individual becomes a chronic carrier of HCV. Most people with chronic HCV infection have no symptoms for many years and are unaware that they carry this potentially deadly virus. Because they are asymptomatic carriers, these infected people can unknowingly infect others. According to the World Health Organization, as many as 170 million people worldwide have chronic HCV infection, of which 5 to 10 million are in Europe. The United States Centers for Disease Control and Prevention, or CDC, estimates that approximately 3.2 million people in the U.S. are chronically infected with HCV. According to the CDC, each year in the United States approximately 25,000 people become newly infected with HCV and approximately 8,000 to 10,000 people die from complications of hepatitis C. Liver failure resulting from chronic HCV infection is now recognized as the leading cause of liver transplantation in the United States.

Currently, there is no approved vaccine to prevent hepatitis C. The standard of care for treatment of HCV is a combination of pegylated interferon alfa-2 and the nucleoside analogue ribavirin, typically given over a number of months, with interferon injected once weekly and ribavirin given orally once daily. This treatment regimen is only effective in approximately half of the patients infected with HCV genotype 1, the genotype most prevalent in the United States. The interferon/ribavirin treatment has significant toxicities, most importantly severe anemia and psychiatric effects. There are no other drugs or biologics approved by the FDA for treatment of HCV. As a consequence, the pool of patients who are unresponsive to the currently approved treatment continues to grow each year.

Because a significant need exists for improved treatment options, Genelabs believes the future market for HCV drugs will be large. Because of the significant market potential and unmet medical need, Hoffmann La-Roche and Schering-Plough Corporation, who are manufacturers of currently approved HCV drugs, along with other pharmaceutical companies such as Merck & Co., Inc., Boehringer Ingelheim GmbH, Novartis AG, and Johnson & Johnson, biotechnology companies such as Gilead Sciences, Inc., ViroPharma Incorporated, Idenix Pharmaceuticals, Inc. and Vertex Pharmaceuticals, Inc., among others, and academic and government organizations, are conducting research and development in competition with Genelabs for discovery and development of various other compounds to treat HCV infection. These companies generally have greater resources than Genelabs and, in some cases, have product candidates that are in a more advanced stage of development than Genelabs’ drug candidates.

Because HCV rapidly mutates, we believe future therapy may consist of multiple drugs that function by different mechanisms, in an attempt to overcome the emergence of HCV strains that are resistant to treatment. This is similar to the treatment paradigm currently employed in the management of patients with HIV infection, another chronic viral infection. As a consequence, Genelabs has initiated multiple projects in the HCV area, seeking to discover orally-active drugs that function by distinct mechanisms, which we believe eventually may be given in combination to patients with HCV infection.

Our HCV programs have focused on different mechanisms of inhibiting the replication of the HCV virus. Two of these approaches target a viral-specific enzyme which is called the HCV NS5b RNA-dependent RNA polymerase. This enzyme is directly involved in HCV replication. We believe the NS5b enzyme is an attractive target for creating HCV-specific drugs because: (1) a proper functioning of the polymerase is required for HCV replication; (2) human cells do not use this type of polymerase for their own replication; and (3) drugs that target viral polymerases have proven to be effective for treating other viral infections, such as HIV. In one project we have employed a class of compounds known as nucleoside analogues that cause the HCV polymerase to make incomplete copies of the HCV genome, thereby curtailing viral replication. Another separate project uses a different class of chemicals that bind directly to the HCV polymerase and prevent it from properly functioning, which also curtails viral replication. Since initiating our HCV discovery programs, we have:

•	established a high-throughput cell-free enzyme assay for HCV RNA polymerase;

•	established a cell-based assay which measures replication of an engineered HCV (known as a replicon);

•	synthesized a large number of compounds and tested them for activity;

•	identified compounds that show potent inhibition of the HCV polymerase in our assays and that satisfy our toxicity limits when tested in human cells;

•	written and submitted multiple patent applications claiming compounds with activity against HCV;

•	initiated preclinical studies in both HCV polymerase research projects; and

•
entered into research collaboration and license agreements with Gilead Sciences, Inc. for the nucleoside HCV program and with Novartis Institutes for BioMedical Research for the non-nucleoside HCV program.

We also continue to synthesize additional compounds to serve as potential follow-up candidates for preclinical development for HCV.

In addition to the HCV NS5b polymerase as a target, in 2005 Genelabs began a research project involving a different HCV target that is known as HCV NS5a. HCV NS5a is a different protein that is believed to be essential for HCV viral replication, although it’s exact function is not known. Our initial screening process identified starting compounds which were suitable for our optimization process, and we have since synthesized hundreds of compounds designed for this target, a number of which have demonstrated nanomolar-level activity in an HCV replicon cell-based model. We have recently begun evaluating these compounds for their drug metabolism and pharmacokinetic properties and profiling for activity among various HCV genotypes as we seek to determine whether they are eligible for further advancement.

Genelabs continues to evaluate other HCV targets as well as targets for other diseases. We may choose to implement programs with other drug targets in addition to or instead of our existing programs. In 2006 we initiated two additional HCV projects that address different mechanisms for inhibiting replication of the virus.  The first of these is directed toward an HCV encoded protein known as NS4b, which is a necessary component of the HCV replication complex.  We have discovered lead compounds in this project and are in the process of optimizing them for potency and pharmacokinetic parameters.  The second of these programs is directed at compounds that inhibit HCV replication through a target known as replicase.  In this project we have discovered a number of lead compounds, one of which preliminarily appears to have a combination of potency at inhibiting replication of the HCV replicon, lack of toxicity to human cells, excellent bioavailability following oral administration and a half-life in circulation consistent with once daily dosing in humans.  If this compound meets all criteria upon completion of profiling we may choose to move it into preclinical development.

Licensing of HCV Nucleosides.  In September 2004, we signed an agreement with Gilead Sciences, Inc. to collaborate in the research, development and commercialization of nucleoside inhibitors of the HCV polymerase. We are leading the research efforts and Gilead will lead development and commercialization efforts. Gilead paid us a nonrefundable $8 million upfront payment and is providing research funding of approximately $11 million over a three-year research term, which commenced in October 2004. We have agreed to devote a specified number of scientists to this program and have provided Gilead exclusive worldwide access to certain compounds developed in the program. Gilead has the option to continue funding the collaboration for one additional year after completion of the initial three-year research term. We are entitled to milestone payments of up to $38 million for each compound that is developed by Gilead under the agreement and royalties on any net sales of products developed under the collaboration.

Licensing of HCV Non-Nucleosides.  In June 2006, we signed an agreement with the Novartis Institutes for BioMedical Research to collaborate in the research, development and commercialization of non-nucleoside inhibitors of the HCV polymerase. We are leading the research efforts and Novartis will lead development and commercialization efforts. Genelabs is eligible to receive minimum payments of approximately $19.1 million over the planned two-year research program, including initial up-front payments of $12.5 million and minimum research funding of $6.6 million. During the term of the collaboration we have agreed to devote a specified number of scientists to this program and have provided Novartis exclusive worldwide access to certain compounds developed in the program. Novartis has the option to continue funding the collaboration for one additional year after completion of the initial two-year research term. If all potential clinical, regulatory and sales milestones are met, additional payments to Genelabs could exceed $175 million. Genelabs is also entitled to a royalty on net sales of products covered by the collaboration.

As part of our collaboration with Novartis, we have identified several candidates, some of which are currently undergoing studies to determine toxicity levels; all such candidates show favorable pharmaceutical properties in terms of their ability to be administered orally, be distributed in the body to the site of infection (the liver) and reside in the body for a sufficient period to exert an antiviral effect with predicted once- or twice-daily dosing.  We are currently assessing additional back-up candidates and are seeking to determine whether our existing candidates are eligible for further advancement.

Development of Prestara for Systemic Lupus Erythematosus

Our clinical development efforts have been concentrated on Prestaratm (prasterone), an investigational drug for systemic lupus erythematosus. Lupus is a life-long autoimmune disease that causes the immune system to attack the body’s own tissues and organs. In August 2002, we received an approvable letter for Prestara, also referred to as GL701, Asleratm and Anastartm, from the U.S. Food and Drug Administration, or FDA, requiring additional positive phase III clinical trial data on the effects of Prestara on bone mineral density, or BMD. Based on this FDA letter, Genelabs designed and conducted a clinical trial to assess the effect of Prestara on BMD in women with lupus, although we remain interested in an indication for treating the signs and symptoms of lupus. This BMD study, known as study GL02-01, did not achieve statistical significance at its primary endpoint. Subsequently, in December 2005, we met with the FDA to discuss our potential development options for Prestara. As a result of the meeting, the FDA indicated that at least one additional, adequate, well-controlled phase III clinical trial would be necessary to support an indication for the treatment of the signs and symptoms of lupus disease activity. During 2006, Genelabs submitted a protocol to the FDA for a new phase III clinical trial of Prestara that would use time to first severe flare as a primary endpoint. The protocol was submitted to the FDA together with a request for Special Protocol Assessment (SPA) which directs the Agency to meet with sponsors for the purpose of reaching a binding agreement on the design and size of clinical trials intended to form the primary basis of an efficacy claim in an NDA. Under SPA procedures, taken together with the totality of data, if our study meets the outcomes agreed upon in advance with the FDA it would, in principle, meet FDA’s standards for NDA approval, provided the FDA assessment of the risk/benefit ratio for Prestara is positive. We do not currently plan to initiate the trial unless we obtain satisfactory financing to do so.

Lupus and the Clinical Rationale Behind Prestaratm.  According to various published estimates, lupus affects approximately 200,000 patients in the United States, and Genelabs believes that there are at least one million patients worldwide. Lupus is a severe, chronic and frequently debilitating autoimmune disease that primarily affects women, who generally are diagnosed while of childbearing age. Lupus is characterized by alternating periods of active disease symptoms, or flares, and periods of quiescence, and it can cause significant morbidity and disruption of daily activities. Inflammation occurs in nearly all patients, and symptoms can include irreversible damage to almost every organ system, including the musculoskeletal, renal, pulmonary, neurological, cardiovascular, and cutaneous systems, as well as depression and severe fatigue. In the United States, there have been no new drugs approved by the FDA for the treatment of lupus in more than 40 years. Existing treatments for lupus are often inadequate, due to limited benefits and severe adverse side effects.

Prestara is a pharmaceutical formulation for oral administration that contains highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone, or DHEA, a naturally occurring hormone and the most abundant adrenal hormone in humans, as the active ingredient. Lupus patients generally have abnormally low levels of DHEA and it is believed that hormonal influences may play a role in the development and progression of the disease.

Background of Prestara’s Development.  Genelabs obtained an exclusive license to the rights to Prestara for use in SLE from Stanford University in 1993, and we have since completed three double-blind randomized placebo controlled clinical trials of Prestara in women with lupus.

The first of these clinical trials, designated Study GL94-01, was completed in 1997 and evaluated Prestara’s ability to reduce the glucocorticoid, or steroid, dose in women with mild to moderate lupus who were dependent on steroids to prevent their disease from exacerbating. The study’s objective was to reduce the steroid dose in these women while simultaneously maintaining or improving the patients’ lupus disease activity. Prior to initiating treatment in the study, all 191 women with SLE in this trial previously required glucocorticoids at doses of 10 to 30 mg per day in order to stabilize their disease. During the study period, patients in the trial received daily doses of 200 mg of Prestara, 100 mg of Prestara or placebo for seven to nine months. The primary endpoint of this trial was a sustained reduction in each patients’ glucocorticoid dose to 7.5 mg per day or less, which are levels approximately equivalent to those normally produced by the adrenal glands. Data from the trial showed that patients who received the 200 mg daily doses of Prestara had a higher response rate than patients who received placebo, particularly for those patients with active disease at baseline. The results of this study were published in the July 2002 issue of Arthritis and Rheumatism.

A second phase III clinical trial, Study GL95-02, was completed in 1999 and evaluated Prestara’s ability to improve or stabilize clinical outcome and disease symptoms in women with mild to moderate lupus. The 381 women with SLE enrolled in this trial were randomized to receive either an oral dose of 200 mg of Prestara or placebo once a day for 12 months. All placebo and Prestara patients were allowed to continue taking their existing medications for the full course of this trial. The primary endpoint of the trial was “responder”, and responders were patients who experienced no clinical deterioration while demonstrating simultaneous improvement or stabilization over the duration of the study across two disease activity measures, the SLE Disease Activity Index (SLEDAI) and Systemic Lupus Activity Measure (SLAM), and two quality of life measures, the patient global assessment and the Krupp Fatigue Severity Scale (KFSS). In other words, in order for a patient in the trial to be considered a “responder”, over a one-year term they had to be stable or improved in four separate measures without any additional medications (besides the study medication) or disease worsening. In an intent-to-treat analysis of patients with active disease at baseline, Prestara-treated patients showed a 31% greater rate of response than the placebo group: 59% of Prestara patients responded to treatment compared to 45% of placebo patients. This improvement in response was statistically significant (p=0.017). In late 2002 the FDA advised Genelabs that it considers Study GL95-02 to be a positive, adequate and well-controlled study. The results of this study were published in the September 2004 issue of Arthritis and Rheumatism.

Because the most common organ damage in patients with lupus is musculoskeletal, nested within Study GL95-02 was a study conducted at eight of the investigator sites to assess BMD in patients who were required to have been taking glucocorticoids for at least six months prior to entering the trial. These patients had BMD measurements taken by Dual X-ray Absorptiometry (DEXA) at the beginning and end of the trial. An analysis of the results including all patients who had baseline and post-treatment bone mineral density measurements showed that the group of patients receiving Prestara had significantly increased bone mineral density, compared to a decrease in bone density for the group of patients on placebo. Between the Prestara and placebo treatment groups, the differences were statistically significant (measured by mean percentage change; 55 patients, p=0.003 at the lumbar spine and 53 patients, p=0.013 at the hip). Lupus patients are at risk for the long-term complication of osteoporosis both because loss of bone density is a common manifestation of the disease and because a significant side effect of current lupus therapies is decreased bone density.

Prestara NDA.  Upon completion of GL95-02, Genelabs prepared a New Drug Application, or NDA, for Prestara to treat women with lupus, which was submitted to the FDA on a rolling basis under fast-track designation in 2000. We subsequently received priority review designation from the FDA.

The FDA Arthritis Advisory Committee reviewed the NDA on April 19, 2001, but did not vote on whether to recommend approval of Prestara. On June 26, 2001, the FDA sent us a letter stating that the Prestara NDA was not approvable, listing deficiencies that must be addressed before the NDA can be approved. As a result of various meetings with us, the FDA sent us a letter in January 2002 suggesting exploration of additional data and analyses regarding Prestara’s positive effect on BMD that was observed in Study GL95-02. We submitted the requested information to the FDA in February 2002. On August 28, 2002, we received an approvable letter from the FDA. The approvable letter indicated that approval of the NDA was primarily contingent upon the successful completion of an additional clinical trial providing sufficient evidence to confirm the positive effect on BMD that was observed in women with SLE while on glucocorticoids in Genelabs’ Study GL95-02. To address this requirement, Genelabs designed and completed an additional multi-center, randomized, placebo-controlled, double-blind Phase III clinical trial, designated Study GL02-01. The primary endpoint in this study was BMD at the lumbar spine and 155 women with SLE receiving glucocorticoids were enrolled and treated with either 200 mg per day Prestara or placebo at 26 sites. Study GL02-01, in which the treatment duration was six months, did not meet its primary objective of showing improvement in BMD, although there was a trend in favor of Prestara. Patients competing Study GL02-01 were eligible to enroll in Study GL03-01, a one-year open-label follow-on study. Study GL03-01 met its primary objective of maintaining BMD for the patients taking 200 mg per day of Prestara. In the combined studies GL02-01 and GL03-01, patients taking 200 mg per day of Prestara for 12 to 18 months increased their BMD.

A separate nine month clinical trial of prasterone measuring BMD was conducted by Genovate Biotechnology Co., Ltd., referred to as Genovate, a Taiwan-based company that has a license from us for Prestara in Asian countries, except Japan. The Genovate study also did not demonstrate a statistically significant increase in the BMD of women with lupus taking glucocorticoids.

International Regulatory Applications.  Independent of the United States regulatory process, Genelabs filed and subsequently withdrew a Marketing Authorization Application, or MAA, seeking approval of Prestara for the treatment of SLE in Europe. We retain the option to file an application for approval again at a later date. In Japan, our licensee, Tanabe Seiyaku, Co., Ltd., or Tanabe, is responsible for pursuing approval of Prestara and for conducting and funding any associated studies that may be required, however, they have indicated that their development plans for Prestara will be determined after there has been further clarity regarding the development of Prestara in the United States.

Market Position and Competition.  Genelabs has exclusive rights under U.S. patents granted to Stanford for the use of DHEA to treat SLE. Because DHEA is a long-known naturally occurring hormone, Genelabs believes there are no composition-of-matter patents on generic DHEA, although the company has submitted patent applications pertaining to the specific polymorphic form of DHEA used in its most recent clinical trials. Genelabs has received a Notice of Allowance for a U.S. patent application claiming a high-purity composition of that DHEA polymorphic form. In addition to the patents licensed from Stanford, two U.S. patents were issued to Genelabs during 2003, one of which relates to the measurement of patients’ response to treatment of SLE with DHEA and the other to the use of DHEA for treating subnormal bone mineral density. The FDA has granted orphan drug status to Prestara for the treatment of SLE disease in women, which, if Prestara were to be approved for marketing with that indication, would provide up to seven years of U.S. marketing exclusivity. We are pursuing additional patent applications relating to DHEA or its use in treating SLE both in the United States and internationally. We do not have issued patents on DHEA, or its use, in Europe or Japan.

Currently, products containing DHEA are available as dietary supplements in the United States. Genelabs believes that the government should regulate DHEA as a drug and has submitted a petition and supporting documentation to the FDA seeking DHEA’s removal from the market as a dietary supplement. The FDA has not taken any action on our petition.

If Prestara were approved to for treatment of lupus, we believe Prestara would compete against existing and future drugs that are used to treat SLE, such as hydroxychloroquine sold by Sanofi-Aventis and others.

Licensing of Prestaratm.  We licensed exclusive rights to Prestara for North America to Watson Pharmaceuticals, Inc., under an agreement which would provide Genelabs with milestone payments and a significant royalty percentage on product sales if the FDA approves the Prestara NDA for SLE. The agreement provides for milestone payments for approval of Prestara by the FDA for each of two indications, treatment of lupus and reduction of steroids. Currently, we are not seeking approval for steroid reduction. Exclusive rights for Japan have been licensed to Tanabe in exchange for milestone payments and royalties on any net sales of Prestara in Japan. Exclusive rights for Asia (excluding Japan), Australia and New Zealand have been licensed to Genovate Biotechnology Co., Ltd., referred to as Genovate, in exchange for an equity position in Genovate. Genelabs also has licensed rights to Teva Pharmaceutical Industries Ltd. to market Prestara in Israel, Gaza and the West Bank and, if Prestara is approved in the U.S. and Israel, Genelabs will receive milestone payments and royalties from Teva. We intend to continue to pursue licensing the European marketing rights.

Genovate Biotechnology Co., Ltd.  Genovate, a Taiwan-based company, develops, manufactures and distributes pharmaceutical products in Asia and holds the rights to market Prestaratm in Asia (except Japan), Australia and New Zealand. In addition to our clinical trials, Genovate has conducted two Phase III clinical trials of prasterone in Taiwan. As of December 31, 2006, Genelabs held approximately 8% of the equity in Genovate, which was formerly called Genelabs Biotechnology Co., Ltd. We sold our equity interest in Genovate in January 2007.

New Trial.  The FDA will not approve Prestaratm without another Phase 3 clinical trial, which Genelabs does not currently have the funds to conduct.  Genelabs is exploring its financing options for a new study.  Genelabs may choose to finance, license or sell its rights in Prestaratm in a manner that could be adverse to Genelabs and its shareholders.

Hepatitis E Vaccine

Background.  Infection with the hepatitis E virus, or HEV, can cause severe and prolonged illness, with symptoms similar to hepatitis A including fever, jaundice and nausea, although HEV is generally more severe than hepatitis A. HEV is transmitted through contaminated water or food. The

World Health Organization estimates that the overall mortality rate from HEV infection ranges between 0.5% to 4% and states that when fulminant hepatitis E occurs in pregnancy it regularly induces a mortality rate of 20% among pregnant women in the 3rd trimester. Large outbreaks have occurred in developing countries but cases in the U.S. are rare and usually associated with travel to developing countries.  There is neither a specific treatment nor an approved vaccine for the prevention of HEV.  The market for vaccines against hepatitis A virus has been estimated at $400 million annually, according to a 2003 Merrill Lynch report.  We believe that because of similarities in the diseases caused by hepatitis A and HEV, and similarities in their pattern of occurrence, the market for HCV vaccines may be similar to that of hepatitis A vaccines.

HEV was first isolated and cloned by Genelabs scientists working in conjunction with researchers from the U.S. Centers for Disease Control and Prevention. U.S. and foreign patents that broadly claim HEV genomes, DNA fragments and their encoded proteins have been issued to Genelabs.

HEV Licenses.  In 1992 Genelabs granted GlaxoSmithKline, or GSK, an exclusive worldwide royalty-bearing license to make, use and sell HEV vaccines. GSK is developing an HEV vaccine candidate and has completed two Phase I trials and one Phase II trial. The Phase I trials were conducted in the U.S. and in Nepal, enrolling 88 and 44 volunteers, respectively. Both of these trials demonstrated that the investigational HEV vaccine appeared to be safe at various doses to normal human volunteers and generated an antibody response to the vaccine antigen. The Phase II trial was conducted by the Walter Reed Army Institute of Research, or WRAIR, in collaboration with the Medical Department of the Royal Nepal Army, the U.S. National Institutes of Health and GSK. It enrolled approximately 2,000 adults in Nepal who received three doses of either HEV vaccine or placebo over a six month period, with a follow-up period of 18 months after the last dose. Based on the results of this trial GlaxoSmithKline made a milestone payment to Genelabs in November 2004.

In December 2005, scientists from WRAIR presented the results of the HEV vaccine phase II trial for the first time at an annual meeting of the American Society of Tropical Medicine and Hygiene. The presentation indicated that the clinical trial showed a 96% effectiveness of the vaccine in preventing disease caused by the hepatitis E virus. There were a total of 69 cases of HEV during the course of the trial after all three doses of the vaccine or placebo had been administered, and 66 of these cases were in the placebo group compared to 3 in the vaccine group. In addition, the data presented indicated that the vaccine was well tolerated, with no significant adverse safety events attributed to the vaccine during the course of the study. The results of this study were published in the March 1, 2007 edition of the New England Journal of Medicine.

In addition to GlaxoSmithKline’s vaccine license, Genelabs has granted non-exclusive royalty-bearing licenses to develop and commercialize diagnostic products for HEV to Abbott Laboratories and to MP Biomedicals Asia Pacific Pte. Ltd., a former subsidiary of ours that used to be named Genelabs Diagnostics Pte. Ltd.

Legacy Technologies

Linker-Aided DNA Amplification.  In 2000 the United States Patent and Trademark Office granted Genelabs a patent covering a fundamental nucleic acid amplification technique developed by our scientists. This technology is a method of amplifying nucleic acids by attaching oligonucleotide linkers to the ends of target DNA sequences (Linker-Aided DNA Amplification, or LADA). In LADA, linkers of known sequences are added to the ends of target DNA sequences, thereby providing a known primer sequence that is complementary to the attached linkers. The primers are then used to amplify the target DNA, the precise sequence of which need not be known. In 2002 we non-exclusively licensed the LADA technology to Affymetrix, Inc. for upfront and annual fees, and royalties. In December 2004, the license was amended to provide Affymetrix with a paid-up license in return for a lump sum payment of $1.25 million. Genelabs currently does not utilize the LADA technology. Subsequent to December 31, 2006, Genelabs signed a patent option and assignment agreement dated January 26, 2007 which, if exercised by April 26, 2007, will result in the transfer of the LADA patent to a third party which will seek to monetize the intellectual property with limited participation by Genelabs.

Hepatitis G Virus.  Scientific publications have shown that patients infected with both the human immunodeficiency virus, HIV, and GB virus C, also known as hepatitis G virus, or HGV, have a reduced mortality rate compared to those only infected with HIV. Genelabs scientists first discovered HGV, which is transmitted by blood and other bodily fluids, while seeking to identify what was then an unknown hepatitis virus. Patents covering the HGV genome, peptides and their uses have issued to Genelabs. We have granted non-exclusive research licenses to academic institutions to facilitate their continuing research on the interaction between HGV and HIV, although we retain commercial rights to HGV, such as vaccine or therapeutic applications of the virus. We have also granted Roche Diagnostics, Chiron Corporation (Novartis AG) and Ortho Diagnostic Systems royalty-bearing license agreements for diagnostic applications of HGV. To date, royalties received under these HGV agreements have not been significant, and we do not foresee receiving significant royalties in the near future. Although the presence of HGV has been detected in blood samples contained in the U.S., Europe, Japan and elsewhere, to date there are no known diseases specifically caused by HGV and no assays developed for screening the blood bank supply.

HCV Diagnostic Licenses.  After its discovery of certain polypeptide regions of HCV, Genelabs entered into a royalty-bearing license agreement with Pasteur Sanofi Diagnostics, which was acquired by Bio-Rad Laboratories, Inc. in 1999. We have also granted certain rights to our HCV patents to Chiron Corporation (Novartis AG) and Ortho Diagnostic Systems. The agreements with Chiron and Ortho do not provide for royalties and we receive royalties from Bio-Rad pursuant to the terms of the Pasteur Sanofi license.

Antimicrobial Drug Discovery.  Our earlier drug discovery efforts initially explored DNA as a target for drug intervention. Under this program we identified a number of small molecule lead compounds that showed activity against pathogenic fungi and bacteria, and promoted one lead compound with potent activity against Aspergillus fumigatus to preclinical status. However, we have been unable to license this compound and no longer are devoting resources to seeking further development of this or other DNA-binding compounds. In early 2005 we began a small exploration program on a potential antibacterial target, but have since redirected the resources from this program to our HCV NS5a drug discovery program.

Patents

Genelabs seeks patent protection for its proprietary technologies and potential products in the U.S. and internationally. We own over 50 issued U.S. patents and numerous patent applications currently in prosecution; these patents cover compounds discovered in the course of our drug discovery programs, Prestara, our HEV and HGV discoveries, and other proprietary technologies. We also own corresponding international patents that cover similar claims to our U.S. patents. Genelabs also has exclusive and non-exclusive licenses under a number of patents and patent applications owned by third parties. In addition, we possess many pending patent applications covering our novel chemistries and drug discovery technologies and other proprietary technologies, but cannot estimate how many of these pending patent applications, if any, will be granted as patents.

Genelabs® and the Genelabs logo are registered trademarks, and Prestaratm, Anastartm and Asleratm are trademarks of Genelabs Technologies, Inc. This prospectus also includes trade names and trademarks of companies other than Genelabs.

Government Regulation

The research and development, preclinical testing and clinical trials, manufacture, distribution, marketing and sales of human pharmaceutical and medical device products are subject to regulation by the FDA in the U.S. and by comparable authorities in other countries. These national agencies and other federal, state and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing.

Research and Development.  Our research and development programs involve the use of hazardous chemical, radiological and biological materials, such as infectious disease agents. Accordingly, our present and future business is subject to regulations under state and federal laws regarding work force safety, environmental protection and hazardous substance control and to other present and possible future local, state and federal regulations.

Pre-Clinical Testing.  In the U.S., prior to the testing of a new drug in human subjects, the FDA requires the submission of an Investigational New Drug application, or IND, which consists of, among other things, results of preclinical laboratory and animal tests, information on the chemical compositions, manufacturing and controls of the products, a protocol, an investigator’s brochure and a proposed clinical program. Preclinical tests include laboratory evaluation of the product and animal studies to assess the potential safety and efficacy of the product and its formulation. Unless the FDA objects, the IND becomes effective 30 days after receipt by the FDA. FDA objection to the initiation of clinical trials is not uncommon, and the FDA may request additional data, clarification or validation of data submitted, or modification of a proposed clinical trial design.

Clinical Trials.  Clinical trials are conducted in accordance with protocols that detail the objectives and designs of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. Each clinical study is conducted under the auspices of an Institutional Review Board, or IRB. The IRB will consider, among other things, ethical factors, the informed consent and the safety of human subjects and the possible liability of the institution. Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to (i) determine the efficacy of the product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify the common short-term adverse effects and safety risks. When Phase II evaluations indicate that a product is effective and has an acceptable safety profile, two Phase III trials are normally required to further test for safety and efficacy within an expanded patient population at multiple clinical sites.

Manufacturing.  Each manufacturing establishment must be determined to be adequate by the FDA before approval of product manufacturing. Manufacturing establishments are subject to inspections by the FDA for compliance with current Good Manufacturing Practices and licensing specifications before and after an NDA has been approved, and international manufacturing facilities are subject to periodic FDA inspections or inspections by the international regulatory authorities.

Marketing and Distribution.  The results of product development, pre-clinical studies and clinical studies are submitted to the FDA as part of the NDA for approval of the marketing and commercial shipment of a new drug. The FDA may deny approval if applicable regulatory criteria are not satisfied or may require additional clinical or other testing. Even if additional testing data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval or it may limit the scope of any approval it does grant. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur or are first discovered after the product reaches the market. The FDA may also require post-approval testing and surveillance programs to monitor the effect of products that have been commercialized and has the power to prevent or limit further marketing of the product based on the results of these post-marketing programs.

Sales.  Sales of medicinal products outside the U.S. are subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products. The requirements vary widely from country to country. The process of obtaining government approval for a new human drug or biological product usually takes a number of years and involves the expenditure of substantial resources.

Sale of Diagnostic Business

Genelabs Diagnostics Pte. Ltd.  In April 2004, we sold our diagnostics business, Genelabs Diagnostics Pte. Ltd. and its immediate parent company, Genelabs Asia Pte. Ltd., to MP Biomedicals, LLC, and received proceeds from the sale of $3.0 million. Prior to the sale, we accounted for our diagnostics business as a discontinued operation.

Employees

As of December 31, 2006, Genelabs had approximately 67 full-time equivalent employees, of whom 50 were involved in research and development and 17 were in administration. Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage due to a labor dispute.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $    if we sell the maximum number of units.

We will use the net proceeds from this offering for general corporate purposes.  We will not use the proceeds to fund a new Phase III clinical trial of Prestara.

We cannot estimate precisely the allocation of the net proceeds from this offering among these uses.  The amounts and timing of the expenditures may vary significantly, depending on numerous factors, including the progress of our clinical trials and other development efforts as well as the amount of cash used in our operations.  Accordingly, our management will have broad discretion in the application of the net proceeds of this offering.  We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.  Pending the uses described above, we may temporarily invest the net proceeds of this offering in short- and medium-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

Purchasers of units offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock.  Our net tangible book value as of June 30, 2007 was approximately $11,846,000, or approximately $0.39 per share of common stock.  Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2007.

Dilution in net tangible book value per share represents the difference between the amount per unit paid by purchasers of units in this offering and the net tangible book value per share of our common stock immediately after this offering.  After giving effect to our sale of     shares of common stock and warrants to purchase up to     shares of common stock in this offering at the public offering price of $    per unit, and after deduction of the placement agent fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2007 would have been approximately $   , or $    per share of common stock.  This represents an immediate increase in net tangible book value of $    per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of ($   ) per share of common stock to purchasers of units in this offering.  The following table illustrates this per share dilution:

Public offering price per unit		$

Net tangible book value per share as of June 30, 2007	$

Increase in net tangible book value per share attributable to this offering	$

Net tangible book value per share as of June 30, 2007, after giving effect to this offering		$

Dilution in net tangible book per share to new investors		$

New investors that purchase common stock upon exercise of warrants may experience dilution depending on our net tangible book value at the time of exercise.

The above table is based on 30,184,000 shares of our common stock outstanding as of June 30, 2007 (as adjusted for      shares to be issued in this offering) and excludes, as of June 30, 2007:

•
2,116,000 shares of common stock issuable upon the exercise of options outstanding prior to this offering under our equity incentive plans, at a weighted average exercise price of $6.48 per share, which excludes 1,513,000 stock options issued on July 27, 2007 under our 2007 Omnibus  Stock Incentive Plan;

•
4,851,000 shares of common stock available for future grants under our equity incentive plans, which includes the 1,513,000 stock options issued on July 27, 2007 under our 2007 Omnibus  Stock Incentive Plan;

•	5,523,000 shares of common stock issuable upon exercise of warrants outstanding prior to this offering, at a weighted average exercise price of $2.43 per share; and

•	shares of common stock issuable upon exercise of warrants to be issued in this offering, at an exercise price of $ per share.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of     units, consisting of     shares of common stock and warrants to purchase an additional     shares of common stock.  Each unit consists of one share of common stock and warrants to purchase     shares of common stock at an exercise price of $    per share.  This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock described under the caption “Description of Common Stock and Preferred Stock we may offer” starting on page 12 of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below.

Term and Exercisability. The warrants will be exercisable at any time on or after  , 2007 and on or before the earlier to occur of (i) 5:00 p.m. (Eastern Time) on  , 2012 and (ii) the occurrence of a sale of the company and similar events. The warrants will be exercisable, at the option of each holder, in whole or in part by surrendering the warrant to us, together with a duly executed purchase form accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise.

Cashless Exercise. The warrants will be exercisable on a cashless basis, at the option of each holder, in whole or in part by surrendering the warrant to us, together with a duly executed purchase form, by canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Company Elected Conversion.  We will provide notice to warrant holders in the event  we become unable to issue shares via DTC transfer (or otherwise without a restrictive legend, each a "Restrictive Legend Event").  If a Restrictive Legend Event occurs after a warrant has been exercised but before the shares have been delivered, and if the fair market value of the shares is greater than the purchase price, we will notify the exercising holder that they will be entitled to the number of shares as should be delivered in a cashless exercise (discussed above) and return to the exercising holder all consideration paid in connection with the holder's attempted exercise.  At the holder's option, within five (5) days of this notice, the exercising holder may rescind the previously executed purchase form and we will return all consideration paid in connection with the attempted exercise.  If a Restrictive Legend Event occurs and no exemption from the registration requirements is available, then the warrant will not be exercisable.

Purchase Price. The purchase price per share of common stock purchasable upon exercise of the warrants is $  per share of our common stock being purchased.  The purchase price is subject to appropriate adjustment in the event of stock splits and, certain dividends and distributions, reorganizations or similar events affecting our common stock.

Transferability. The warrants and all associated rights are transferable, in whole or in part, at the option of the holder, upon surrender to us of the warrant and a properly executed assignment.

Reservation of Stock.  We will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the, such number of common stock and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of the warrants.

Survival.  If we engage in a merger or consolidation with another coporation in which we are not the survivor or similar event, or if we sell substantially all of our assets to another corporation, then we will seek to ensure that warrant holders continue to have the right to purchase and receive shares of stock in the surviving or acquiring corporation upon exercise of the warrant, such number of warrant shares to be determined in accordance with a Black-Scholes option pricing formula. We will not effect any merger or consolidation unless the acquiring corporation assumes by written instrument the obligation to deliver such shares of stock as the warrant holder may be entitled to purchase or provides for the warrants as set forth below.   The new warrants to purchase shares in the surviving or acquiring corporation will have the same term and features as discussed above. If either we or the acquiring company elect not to cause the warrants to continue in full force and effect until the expiration of the term in connection with any merger or consolidation with another coporation in which we are not the survivor or similar event, or if we sell substantially all of our assets to another corporation, then we, or the acquiring person, as the case may be, will pay the warrant holder in cash an amount per warrant to purchase one share in our company that is calculated in accordance with a Black-Scholes option pricing formula.  The provisions of this section shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated September      , 2007, with Deutsche Bank Securities, Inc., or Deutsche Bank.  Subject to the terms and conditions set forth in the agreement, Deutsche Bank has agreed to act as our placement agent in connection with this offering.  Deutsche Bank is not purchasing any units offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its best efforts to arrange for the sale of all of the units offered.

There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all or any of the units being offered.

The agreement with Deutsche Bank provides that the obligations of the investors are subject to certain conditions precedent, including, among other things, the absence of any material change in our business.

We currently anticipate that closing of this offering will take place on or about October 1, 2007.  On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	Deutsche Bank will receive the placement agent’s fee in accordance with the terms of the placement agency agreement; and

•	we will deliver the units to the investors.

In order to facilitate the closing, certain purchaser funds will be deposited into a non-interest bearing escrow account and held by the escrow agent until jointly released by us and Deutsche Bank in a written instruction to the escrow agent on the date the units are delivered to the purchasers.  The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

We have agreed to pay Deutsche Bank a commission equal to 8% of the gross proceeds of the sale of the units in this offering.  In no event will the total amount of compensation paid to Deutsche Bank and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering.  The estimated offering expenses payable by us, in addition to Deutsche Bank’s fee of $ , are approximately $250,000, which includes legal, accounting and printing costs, and various other fees associated with registering the securities and listing the common stock.  After deducting certain fees due to Deutsche Bank and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $  if the maximum number of units are sold.

The following table shows the per unit and total commissions we will pay to Deutsche Bank in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the units offered hereby.

Per unit	$
Maximum offering total	$

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Deutsche Bank proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus supplement and the accompanying prospectus directly through a subscription agreement between the purchasers and us.

We have agreed to indemnify Deutsche Bank against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agency agreement.  We have also agreed to contribute to payments Deutsche Bank may be required to make in respect of such liabilities.

Each of our officers and directors have agreed that, subject to certain limited exceptions, during the period ending 60 days after the date of this prospectus supplement, he or she will not, without the prior written consent of Deutsche Bank, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock (including shares of common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for common stock ), subject to certain exceptions, including securities acquired in the open market and transfers to family members or certain other parties or as a gift.

The 60-day restricted period described above is subject to automatic extension such that, in the event that either (1) during the last 17 days of the 60-day period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the date that is 18 days after the date of issuance of the earnings release or the occurrence of the material news or material event.

The placement agency agreement with Deutsche Bank, including the form of subscription agreement and lock-up letter as exhibits thereto, and the form of warrant with investors in this offering will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock is Mellon Investor Services.  We will act as transfer agent for the warrants being offered hereby.

Our common stock is traded on The Nasdaq Capital Market under the symbol “GNLB.”  The warrants to purchase common stock are not expected to be eligible for trading on any market.

The price per share for the units and the exercise price for the warrants was determined based on negotiations with the purchasers and discussions with Deutsche Bank based on current market factors.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.  Lowenstein Sandler PC, New York, New York, is counsel for the placement agent in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus supplement, in the accompanying prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC.  This prospectus supplement and accompanying prospectus, which are a part of the registration statement, do not contain all of the information contained in the registration statement.  Because some information is omitted, you should refer to the registration statement and its exhibits for additional information.  For example, the descriptions in this prospectus supplement and accompanying prospectus regarding the contents of any of our contracts, agreements or other documents, are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated by reference for copies of the actual contract, agreement or other document.  You may obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s web site.

We are subject to the information and periodic reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, current reports, proxy statements and other information with the SEC.  Such periodic reports, current reports, proxy statements, other information and a copy of the registration statement on Form S-3 may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement on Form S-3 and the periodic reports, current reports, proxy statements and other information filed by us are also available through the Internet web site maintained by the SEC at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it.  This means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information.  The following documents filed with the SEC (in each case, Commission File No. 0-19222) are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 22, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 13, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 14, 2007;

•	our Current Report on Form 8-K dated April 2, 2007, filed with the SEC on April 2, 2007;

•	our Current Report on Form 8-K dated April 23, 2007, filed with the SEC on April 23, 2007;

•	our Current Report on Form 8-K dated June 15, 2007, filed with the SEC on June 20, 2007;

•	our Current Report on Form 8-K dated August 15, 2007, filed with the SEC on August 16, 2007; and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on April 30, 1991, including any amendments or reports filed for the purpose of updating that description (File No. 000-19222).

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request copies, which will be provided to you at no charge, upon your oral or written request.  Requests should be directed to the following contact information:

Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA  94063
Attention:         Corporate Secretary
Telephone:       (650) 369-9500

PROSPECTUS

GENELABS TECHNOLOGIES, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

$50,000,000

This prospectus relates to common stock, preferred stock, debt securities and warrants for debt and equity securities which we may sell from time to time in one or more offerings up to an aggregate public offering price of $50,000,000.  We may sell these securities to or through underwriters, directly to investors or through agents.  We will specify the terms of the securities, and the names of any underwriters or agents, in supplements to this prospectus.  You should read this prospectus and each supplement carefully before you invest.  This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol "GNLB." On August 13, 2007, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.09 per share.

Investing in our securities involves significant risks.
See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 16, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process.  Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate public offering price of $50,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell any securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Genelabs,” “we,” “us,” “our” or similar references mean Genelabs Technologies, Inc., a California Corporation, and its wholly owned subsidiaries.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our Company and the securities being registered appearing elsewhere in this prospectus.

Genelabs Technologies, Inc.

Genelabs Technologies, Inc is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health.  Our business objective is to develop a competitive advantage by focusing on drug targets for which we can rapidly optimize lead compounds, with the goal of developing drugs with significant market potential.  In our drug discovery programs, which are presently concentrated on new treatments for infection with the hepatitis C virus, or HCV, we seek to identify compounds that have a distinct advantage over potential competitive compounds in potency, safety, and/or pharmacokinetic properties, with a goal of achieving “best-in-class” status.  In addition, two separate development-stage projects have the potential to achieve “first-in-class” status: PrestaraTM (prasterone), an investigational drug for systemic lupus erythematosus, referred to as SLE or lupus, and an investigational vaccine for hepatitis E virus, or HEV, that is being developed by GlaxoSmithKline under a license from us.

In addition to these primary programs focused on drug discovery and development, we have established a portfolio of patents and patent applications based on inventions arising from our other research and development activities.  We have granted licenses to third parties under our intellectual property portfolio, including under patents covering the hepatitis E virus, hepatitis G virus and a nucleic acid amplification technology known as LADA, and we may seek to grant additional licenses under or otherwise monetize these or other patents we own.

An investment in Genelabs is subject to a number of risks and significant uncertainty.  Genelabs presently estimates that its current cash resources, cash and cash equivalents of $23.9 million as of June 30, 2007, are adequate to fund its current operations into 2009.  Alternatively, Genelabs may be required to license or sell its rights in Prestara in a manner that could be adverse to Genelabs and its shareholders.  While we received an approvable letter from the FDA on our lead product Prestara™ in August 2002, the most recent of Genelabs’ Phase III clinical trials did not meet its primary endpoint.  As such, the FDA will not approve Prestara™ without another Phase III clinical trial which Genelabs currently does not have the funds to conduct.  Genelabs' research programs are in an early stage of development and may not successfully produce commercial products.  Please see the risk factors under the heading “Risk Factors,” beginning on page 3 of this prospectus for a discussion of these and other risks relating to our business and investment in our capital stock.  The risks and uncertainties we have described are not the only ones facing our company, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations and investment in our capital stock.

Corporate Information

We were incorporated in California in 1985.  Our principal executive offices are located at 505 Penobscot Drive, Redwood City, CA 94063, and our telephone number is (650) 369-9500.  Our website is www.genelabs.com.  The information on our website does not constitute part of this prospectus.

Genelabs® and the Genelabs logo are registered trademarks, and Prestara™ is a trademark of Genelabs Technologies, Inc.

RISK FACTORS

Investing in our securities involves significant risks and uncertainties, which may result in a loss of all or part of an investment.  You should carefully review the risk factors described below and other information incorporated by reference in this prospectus before making an investment decision.  The risks and uncertainties described below and in our other filings with the SEC incorporated by reference are not the only ones facing Genelabs.  If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.  In such case, the value of our securities could decline and you may lose all or part of your investment.  If any of the following risks actually occur, the market price of our common stock could decline, and you could lose all or part of your investment.  Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

In addition, each applicable prospectus supplement will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the applicable prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

RISKS RELATED TO GENELABS

We may not be profitable in the near future or at all and in order to carry out our business plans we will require additional funds which may not be available.

We have incurred losses each year since our inception and have accumulated approximately $238 million in net losses through June 30, 2007, including a net loss of $0.9 million for the six months ended June 30, 2007 and a net loss of $8.7 million for the year ended December 31, 2006.  We may never be profitable and our revenues may never be sufficient to fund operations.  We presently estimate that our current cash resources are adequate to fund our operations into 2009.  Thereafter, we will require additional capital to carry out our business plans.

Additional funds for our research and development activities may not be available on acceptable terms, if at all.  The unavailability of additional funds could delay or prevent the development of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

Our collaborations may fail, which may result in costs and delays that may impair our ability to successfully develop and commercialize our products and product candidates.

Given our financial position and the broad range of resources required for drug development, we have in the past and will likely continue to enter into collaborations with pharmaceutical and larger biotechnology companies.  We have received no revenue from the sale of drugs.  To date, almost all of our revenue has come from collaboration agreements.  We have entered into collaborations with Novartis, Gilead, GlaxoSmithKline, Watson, Tanabe and other companies and we may enter into future collaborations with these or other companies.  Our collaborators may breach their contracts, or our collaborators may not diligently and successfully develop and commercialize the results of the research.  Alternatively, our collaborators may elect not to extend or augment the collaborations which may result in a decrease in revenue, an increase in research costs or cause us to terminate the research program.  Recently, Gilead advised us that it does not intend to exercise an option that it has under our license and research collaboration agreement to extend the term of our collaboration beyond its September 30, 2007 expiration as Gilead is satisfied that we have identified a nucleoside lead compound series that fulfills certain criteria.  We are currently evaluating certain derivatives of this nucleoside lead compound series with Gilead.  The objective of these efforts is to select the most suitable among these compounds for further development.  There can be no assurance that any compound from this series will eventually be developed.  Novartis may not continue to fund our research beyond its obligations in the research contract, and GlaxoSmithKline may choose not to continue developing the hepatitis E vaccine which it has been developing under a license from us.

We are dependent on our collaborators to successfully carry out preclinical and clinical development, to obtain regulatory approvals, and/or to market and sell any products arising from the research and/or development conducted by us or the collaborator.  Factors which may cause our collaborators to fail in these efforts include: problems with toxicity, bioavailability or efficacy of the product candidate, difficulties in manufacture, problems in satisfying regulatory requirements, emergence of competitive product candidates developed by the collaborator or by others, insufficient commercial opportunity, problems the collaborators may have with their own contractors, lack of patent protection for our product candidates or claims by others that it infringes their patents or other intellectual property rights.

Collaboration on a project also may result in disputes with the collaborator over the efforts by us and/or the collaborator, the achievement of milestones or rights to intellectual property.  If we fail to perform all of our obligations, our collaborators may withhold further funding, seek to seize control over our intellectual property and other assets, and/or assert claims for damages against us.  In the course of the collaboration our collaborator may obtain know-how which enables it to compete with us in the same area of research and/or development.  Because research and development results are unpredictable, we and our collaborators may not achieve any of the milestones in the collaboration agreements.  We may also find it difficult to advance to the development stage with some of our newer drug candidates if we are unable to find a suitable collaborator and we may not be able to negotiate new collaboration agreements on favorable terms or at all.

Our research programs are in an early stage and may not successfully produce commercial products.

Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects.  To date, our pharmaceutical research has been focused on a limited number of targets for which no or few commercial drugs have been successfully developed.  Our projects may fail if, among other reasons, the compounds being developed fail to meet criteria for potency, toxicity, pharmacokinetics, manufacturability, intellectual property protection and freedom from infringement, or other criteria; or if we fail to make progress due to lack of resources or access to enabling technologies.  Genelabs’ product candidates, other than Prestara™, are in an early stage of research.  All of our research projects may fail to produce commercial products.

We face substantial competition which may result in others discovering, developing or commercializing drugs before or more successfully than us.

The biotechnology industry is highly competitive and characterized by rapid and significant technological change.  Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort.  We face, and will continue to face, intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies.  Many of these organizations are also pursuing the discovery and development of new drugs to treat infection with the hepatitis C virus, and some are at a more advanced stage of development.  Any of these organizations may discover, develop or commercialize products that are more effective, safer or less costly than those that we are developing.  Our competitors may also obtain U.S. Food and Drug Administration, or FDA, or other regulatory approval for their products more rapidly than we may obtain approval for ours.

Many of our competitors are substantially larger than we are and have greater capital resources, larger research and development staffs and better facilities than we have.  Many of our competitors are more experienced in drug discovery, development and commercialization, in obtaining regulatory approvals and in drug manufacturing and marketing.  In addition, if Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours.  Because large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, even if our research programs are successful we may have a competitive disadvantage.

If third parties on whom we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

As part of our process of conducting drug discovery research and clinical trials we rely on third parties such as medical institutions, pre-clinical and clinical investigators, contract laboratories and contract research organizations to participate in the conduct of our clinical trials.  We also rely on contract manufacturers for supply of active ingredients and formulated material for use in preclinical and clinical development.  We depend on Novartis, Gilead and GlaxoSmithKline to conduct preclinical and clinical development, to obtain regulatory approval and to manufacture and commercialize our product candidates.  If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.  Additionally, our collaboration partners may have alternative product candidates which they elect to favor over our product candidates.  If they do not elect our product candidates for further development, our ability to advance in the pre-clinical and clinical development may be impaired or precluded.

The results of our most recent clinical trial of Prestara™, Genelabs’ drug candidate for systemic lupus erythematosus, were not positive, substantially decreasing the probability that Prestara will ever be approved for marketing or at least substantially delaying the timing for such potential approval and thus diminishing our business prospects.

In order to satisfy conditions set by the FDA, we conducted a Phase III clinical trial of Prestara™ on women with lupus taking glucocorticoids using bone mineral density as the trial’s primary endpoint.  Prestara™ is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone.  This clinical trial did not demonstrate a statistically significant difference between the bone mineral density of the group of patients taking Prestara™ and the group taking placebo.  Additionally, the trial was not specifically designed to demonstrate, and in fact did not demonstrate, a statistically significant benefit in secondary endpoints such as amelioration of lupus symptoms.

A separate clinical trial of prasterone (the active ingredient in Prestara™) was conducted by Genovate Biotechnology Co., Ltd., or Genovate, a Taiwan-based company that has a license from us for Prestara™ in most Asian countries.  In April 2005, we announced that this clinical trial did not meet its primary endpoint, bone mineral density at the lumbar spine.  While a prior Phase III clinical trial conducted on lupus disease activity was determined by the FDA to be positive, adequate and well-controlled, the FDA has advised us that it will require two positive Phase III clinical trials in order to review and potentially approve the Prestara™ New Drug Application.  Because both our most recent Phase III and Genovate’s clinical trials did not meet their primary endpoints, the FDA will not approve Prestara™ without another positive Phase III clinical trial.  In April 2007 we announced that we had received agreement from the FDA under a Special Protocol Assessment (SPA) for a new Phase III clinical trial of Prestara™.  This new clinical trial is of different design and has a different endpoint than our prior clinical trials.  However, Genelabs does not presently have the funds to conduct this trial and may not be able to raise such funds at all or in a form or price that would be acceptable to us or our existing shareholders.

Our outside suppliers and manufacturers for Prestara™ are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming.  We rely on a single supplier of prasterone, the active ingredient in Prestara™, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestara™ capsules and for packaging.  The disqualification of a supplier or manufacturer through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers.  We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of our drug candidates.  Genelabs and our North American collaborator, Watson, previously arranged for the manufacture of quantities of Prestara™ and prasterone, its active ingredient, in anticipation of possible marketing approval.  This inventory has exceeded its initial retest date, although the active ingredient may still be used if it successfully passes re-testing.  Watson has informed us that they wish to have the portion of prasterone inventory owned by them destroyed which we are currently in the process of doing.

The following could harm our ability to manufacture Prestara™:

•	The unavailability at reasonable prices of adequate quantities of the active ingredient or intermediates;

•	The loss of a supplier’s or manufacturer’s regulatory approval;

•	The failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

•	The failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

•	The inability to develop alternative sources in a timely manner or at all;

•	The inability or refusal of the manufacturers to meet our needs for any reason, such as loss or damage to facilities or labor disputes;

•	The manufacture of product that is defective in any manner; and

•	The competing demands on the contract manufacturer’s capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers;

We may be unable to obtain patents or protect our intellectual property rights, or others could assert their patents against us.

Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications.  Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products.  Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

The active ingredient in Prestara™ is prasterone, more commonly known as dehydroepiandrosterone, or DHEA.  DHEA is a compound that has been in the public domain for many years.  Although we have an issued U.S. patent on the specific polymorphic form of DHEA we have used in our formulation of prasterone, we do not believe it is possible to obtain patent protection for the base chemical compound anywhere in the world.  Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993.  The Stanford patents expire in 2012 and 2013, and the license expires when the patents expire.  In addition, we have filed patent applications covering additional uses for Prestara™ and various pharmaceutical formulations and intend to file additional applications as appropriate.  We have filed patent applications covering compounds from our HCV drug discovery programs; however, not all of these HCV applications have issued.  A number of patents have issued to Genelabs covering our drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections.  A number of patent applications are pending.

If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents.  Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries.  Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management.  In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestara™ owned by others might exist now or in the future.  We might not be able to obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

We may be unable to attract or retain key personnel, which could delay our drug discovery and development and compromise our ability to develop successfully or commercialize our drug candidates.

Our ability to develop our business depends in part upon our attracting and retaining qualified management and scientific personnel.  The loss of our key personnel, significant salary increases to retain our key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and harm our financial condition and operating results.  Additionally, recent and proposed laws, rules and regulations increasing the liability of directors and officers may make it more difficult to retain incumbents and to recruit for these positions.

In June 2006, we entered into a collaboration with Novartis which has and will require us to dedicate a specified level of scientific personnel to the work plan established with Novartis.  Because we have obligations to dedicate a specified number of scientists to the collaborations, we may not have sufficient personnel to continue to advance our unpartnered NS5a drug discovery program.  As the number of qualified personnel is limited, competition for such staff is intense.  Further, our collaboration with Novartis specifies the funding rates for Genelabs’ scientific personnel working on the collaboration, which means we bear the risk of any personnel cost increases.  We may not be able to continue to attract or retain such people on acceptable terms, given the competition for those with similar qualifications among biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions.

On August 25, 2006 we announced the resignation of Matthew Loar as Chief Financial Officer, effective September 1, 2006.  We are currently searching for his replacement, and our Chief Executive Officer, James A.D. Smith, has assumed Mr. Loar’s duties on an interim basis.

Although we currently meet the standards for continued listing on The Nasdaq Capital Market, there is no guarantee that we will continue to meet these standards in the future and if we are delisted the value of your investment in Genelabs may substantially decrease.

To remain listed on The Nasdaq Capital Market we must have a market value of at least $35 million or at least $2.5 million in shareholders’ equity.  In 2006, our market value fluctuated between approximately $13 million and approximately $44 million.  In the first half of 2007, our market value fluctuated between approximately $35 million and approximately $80 million.  In the past, we received a delisting notice from The Nasdaq Stock Market and although we successfully appealed that delisting and are currently in compliance with listing requirements, any future delisting from The Nasdaq Capital Market would adversely affect the trading price of our common stock, significantly limit the liquidity of our common stock and impair our ability to raise additional funds.

Our facilities are located near an earthquake fault, and an earthquake could disrupt our operations and adversely effect results.

All of our operations are conducted in a single facility built on landfill in an area of California near active geologic faults which historically have caused major earthquakes from time to time.  The office park where the facility is located is approximately at sea level behind levees sheltering the buildings from the San Francisco Bay.  In the event of a significant earthquake, we could experience significant damage and business interruption for which we are not insured.

INDUSTRY RISKS

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds.  Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and highly flammable materials, some of which are pressurized, such as hydrogen.  We use radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35).  Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products.  We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors.  As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials.  Federal, state and local governments may adopt additional laws and regulations affecting us in the future.  We may incur substantial costs to comply with, and substantial fines or penalties if we violate current or future laws or regulations.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.  In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial.  Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes.  We do not specifically insure against environmental liabilities or risks regarding our handling of hazardous materials.  Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products.  We may become subject to product liability claims if someone alleges that the use of our products injured subjects or patients.  This risk exists for products tested in human clinical trials as well as products that are sold commercially.  Although we currently have product liability insurance coverage in amounts that we believe are customary for companies of our size and in our industry and sufficient for risks we typically face, we may not be able to maintain this type of insurance in a sufficient amount.  There is no assurance that product liability insurance will continue to be available in the future at a cost or on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

RISKS RELATING TO OWNING OUR STOCK

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile.  Between January 1, 2006 and December 31, 2006, the price of our common stock fluctuated between $2.55 and $0.70 per share.  Between January 1, 2007 and June 30, 2007, the price of our common stock fluctuated between $1.43 and $2.67 per share.  In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price.  For example, the availability of a large block of stock for sale in relation to our normal trading volume could result in a decline in the market price of our common stock.

In addition, numerous events occurring outside of our control may also impact the price of our common stock, including:

•	progress of our products through the regulatory process;

•	results of preclinical studies and clinical trials;

•	announcements of technological innovations or new products by us, our competitors or others;

•	publicity regarding actual or potential results with respect to compounds or drugs we or our collaborators are developing;

•	government regulatory actions affecting our products or our competitors’ products in the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	general market conditions for emerging growth, biotechnology and pharmaceutical companies;

•	broad market fluctuations; and

•	economic conditions in the United States or abroad.

Because the average daily trading volume of our common stock is low, your ability to sell your shares in the secondary trading market may be limited.

Because the average daily trading volume of our common stock is low, the liquidity of our common stock may be impaired.  As a result, prices for shares of our common stock may be lower than might otherwise prevail if the average daily trading volume of our common stock was higher.  The average daily trading volume of our common stock may be low relative to the stocks of exchange-listed companies, which could limit your ability to sell your shares in the secondary trading market.

We may incur significant costs from class action litigation.

In the past, following periods of large price declines in the public market price of a company’s stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock.  If any of our shareholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit.  The lawsuit also could divert the time and attention of our management, which would hurt our business.  Any adverse determination in litigation could also subject us to significant liabilities.

Exercise of outstanding options and warrants will dilute shareholders and could decrease the market price of our Common Stock.

As of June 30, 2007, we had issued and outstanding 30,184,000 shares of common stock, and outstanding options and warrants to purchase 7,639,000 additional shares of common stock.  At our 2007 annual meeting, our stockholders authorized an additional 4,400,000 shares of common stock for issuance under our equity incentive plans.  As of July 31, 2007, 3,458,000 shares of common stock remain available for issuance under our equity incentive plans.  The existence of the outstanding options and warrants may adversely affect the market price of our common stock due to sales of a large number of shares or the perception that such sales could occur.  These factors also could make it more difficult to raise funds through future offerings of common stock, and could adversely impact the terms under which we could obtain additional equity capital.  Exercise of outstanding options and warrants, or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, may result in significant dilution to our shareholders and may decrease the market price of our common stock.

Changes in securities laws and regulations may increase our costs.

The Sarbanes-Oxley Act of 2002 has previously required us to make changes to some of our corporate governance practices.  Because we are currently a non-accelerated filer we presently only comply with the Section 404(a) of the Sarbanes-Oxley Act which requires annual management assessments of the effectiveness of our internal controls over financial reporting.  We currently do not have to comply with the portion of Section 404 which requires a report by our independent registered public accounting firm addressing our assessments.  Beginning with calendar year 2008, our auditors will again be required to issue a report addressing our assessments.  The implementation of these compliance matters will likely result in an increase in our general and administrative expenses.  We also may determine that we do not have effective controls over financial reporting.  There may be other accounting or regulatory changes enacted in the future which would have a disproportionate impact on us compared to other companies because of our small size and our lack of product revenue to provide a source of funds to pay for compliance with the changes, among other reasons.

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  We may identify these statements by the use of words such as believe, expect, anticipate, intend, potential, strategy, plan, and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties.  Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption "Risk Factors" and elsewhere in this prospectus.  These forward-looking statements include, among others, statements regarding:

•	our ability to secure sufficient funds as a going concern;

•	estimates that existing cash resources will be adequate to provide liquidity for our regular operations into fiscal year 2009;

•	our future cash resources, expenditures and our ability to obtain additional funding for our business plans;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify components for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs;

•
plans, programs, progress, and potential success regarding our collaborators and licensees, including Gilead Sciences, Inc. for nucleoside compounds targeting hepatitis C virus, Novartis for non-nucleoside compounds against hepatitis C virus, GlaxoSmithKline for hepatitis E vaccine, and, for Prestara™, Watson Pharmaceuticals, Inc., Genovate Biotechnology Co., Ltd., and Tanabe Seiyaku Co., Ltd.;

•	our ability, or our collaborators’ ability, to achieve any of the milestones contained in our agreements;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify compounds for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs, and our efforts in hiring additional personnel;

•	further actions or developments relating to Prestara™ (prasterone), our investigational drug for lupus, and its New Drug Application; and

•	the securing and defense of intellectual property rights important to our business.

All statements in this Registration Statement on Form S-3 that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section.  Among these are the risks that we may be delisted from The Nasdaq Capital Market, that our research programs may fail, that problems with our manufacturers or collaborators may negatively impact their or our research, clinical trials or product manufacture, development or marketing, that our attempts to license our technologies to others may fail and that clinical trials of Prestara™ or similar formulations of prasterone are abandoned, delayed, or have results that are negative, inconclusive or not usable to support regulatory approval, that the U.S. Food and Drug Administration, or FDA, and foreign authorities may delay or deny approval of Prestara™.  These as well as other factors may also cause actual results to differ materially from those projected and expressed or implied in these statements.  We assume no obligation to update any such forward-looking statement for subsequent events or any reason why actual results might differ, except as required by the Securities Act.  You should consider the risks and uncertainties described in the “Risk Factors” section in evaluating our prospects and future financial performance.  All forward-looking statements included in this Registration Statement are made as of the date hereof.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2006 and in the six month period ended June 30, 2007.  Our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2006 and in the six months ended June 30, 2007 is set forth below.

		Year ended December 31,
	Six Months Ended June 30, 2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	- (2)	- (2)	- (2)	- (2)	- (2)	- (2)

(1)
For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest on all indebtedness and amortization of debt discount and expense, (b) interest capitalized and (c) an estimate of the interest within rental expense.  Earnings are calculated by adding (a) pretax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest.

(2)
Earnings were inadequate to cover fixed charges by $0.9 million, $8.7 million, $10.8 million, $15.8 million, $20.3 million and $16.1 million for the six months ended June 30, 2007 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

As of the date of this prospectus, we have no shares of preferred stock outstanding, have not declared or paid any preferred stock dividends for the periods set forth above.  Our ratio of earnings to combined fixed charges and preferred stock dividends did not differ from the ratio of earnings to fixed charges, above, during any of these periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that we will use the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes, including working capital and capital expenditures.  We will set forth in a prospectus supplement relating to a specific offering any intended use for the net proceeds received from the sale of securities in that offering.  We will have significant discretion in the use of any net proceeds.  Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  We may invest the net proceeds temporarily until we use them for their stated purpose.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete.  For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the Registration Statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the SEC for each series of preferred stock we may designate, if any.  The specific terms of any offering of common stock or preferred stock may differ from the terms described below.  We will describe in the applicable prospectus supplement the specific terms of any offering of common stock or preferred stock, including the number of shares offered, the initial offering price, and market price and dividend information.

Common Stock

Under our Amended and Restated Articles of Incorporation we may issue up to one hundred twenty five million (125,000,000) shares of common stock, no par value.  As of July 31, 2007, we had 30,184,000 shares of common stock outstanding and no shares of preferred stock outstanding.  The outstanding shares of common stock are fully paid and non-assessable.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.  Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose.  In the event of liquidation, dissolution or winding up of Genelabs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol "GNLB." On August 13, 2007, the last reported sale price for our common stock on The Nasdaq Capital Market was $2.09.

The transfer agent and registrar for our common stock is Mellon Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

Preferred Stock

Under our Amended and Restated Articles of Incorporation we may issue up to four million nine hundred ninety thousand (4,990,000) shares of preferred stock.  No shares of preferred stock or options to purchase preferred stock are currently outstanding.

Our board of directors has the authority, without further action by the shareholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series.  The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.  The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series.  Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Genelabs without further action by the shareholders.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock.  In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description, together with the additional information we may include in any applicable prospectus supplements, describes the material terms and conditions of the debt securities that we may offer under this prospectus.  This description is incomplete, and while the description below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms in more detail in the applicable prospectus supplement.

We will issue senior notes under one or more senior indentures, to be entered into with a trustee to be named in the senior indenture.  We will issue subordinated notes under one more subordinated indentures, which we will enter into with a trustee to be named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.  The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act.  We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

We will describe in a prospectus supplement the specific terms of any debt securities we may offer pursuant to this prospectus.  If indicated in a prospectus supplement, the terms of such debt securities may differ from the terms described below.  The following summary of the material provisions of the senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions of certain terms.  Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms relating to each series of notes that we may issue, including the following:

•	the title;

•	whether the notes will be senior or subordinated and the terms of subordination;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form and, if so, who the depositary will be;

•	the maturity date;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the place(s) where payments shall be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•
the date, if any, on which, and the price(s) at which we are obligated to redeem, or at the holder's option to purchase, the series of notes pursuant to any mandatory sinking fund provisions or otherwise;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

•	any addition to, or modification or deletion of, any event of default or any covenant of Genelabs specified in the applicable indenture with respect to such series of notes;

•	a discussion of any material or special U.S. federal income tax considerations;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

The debt securities may be issued as original issue discount securities.  An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

Under the indentures, we will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us.  All such debt securities including those issued pursuant to such reopening shall vote together as a single class.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours.  Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of such series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise noted in a prospectus supplement, the indentures do not contain any covenant restricting our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  Any successor or acquirer of such assets, however, must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay the principal, or premium, if any, when due;

•
if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for ninety (90) days after we receive notice from the trustee or holders of at least ten percent (10%) in aggregate principal amount of the outstanding notes of that series; and

•	if we experience specified events of bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of notes may include additional events of default or changes to the events of default described above.  For any additional or different events of default applicable to a particular series of notes, see the prospectus supplement relating to such series.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except uncured defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.  Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures, as supplemented, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•
subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•
the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•
the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within sixty (60) days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series;

•	to provide for the assumption, by a successor or the acquirer of all or substantially all of our assets, of our obligations under such indenture;

•	to add to our covenants for the benefit of holders of notes of any series or to surrender any right or power conferred upon us; and

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected.  The indentures require the consent of each holder of any outstanding notes, however, to make the following changes:

•	changing the fixed maturity of such series of notes;

•	reducing the principal amount, the rate of interest, or any premium payable upon the redemption of any notes; or

•	extending the time of payment of interest, or any premium payable upon the redemption of any such notes.

In addition, any reduction in the percentage of principal amount of notes, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of notes which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders may present their notes, duly endorsed or with the form of transfer duly executed if so required by us or our security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose.  Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.  The security registrar and any transfer agent, in addition to the security registrar, initially designated by us for any notes will be named in the applicable prospectus supplement.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, we will not be required to:

•
issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically set forth in the indentures.  Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.  The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by Genelabs, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder.  Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to notes of each series.  We will name in the applicable prospectus supplement any other paying agents initially designated by us for the notes of a particular series.  We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The subordinated indenture does not limit the amount of subordinated notes which we may issue.  The subordinated indenture also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates.  While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.  If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.  Specific warrant agreements will contain additional important terms and provisions, and will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing.  We may issue warrants independently or together with any securities, and the warrants may be attached to or separate from the securities.

We will evidence each series of warrants by warrant certificates that we will issue under warrant agreements.  We may enter into a warrant agreement with a warrant agent as detailed in the prospectus supplement relating to warrants being offered.  We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have voting rights or other rights as a shareholder of Genelabs.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.  Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants during the exercise period that we set forth in the applicable prospectus supplement.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount in immediately available funds, as provided in the applicable prospectus supplement.  We will describe in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.  If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.  The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Genelabs, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

Underwriters

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement.  If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement.  If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Dealers and Agents

If dealers are used in an offering, we may sell the securities to the dealers as principals.  The dealers then may resell the securities to the public at varying prices, which they determine at the time of resale.  The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement.  Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Direct Sales

We may sell securities directly to one or more purchasers without using underwriters or agents.

Dealers and agents named in a prospectus supplement may be deemed underwriters within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.  We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to require our contribution to any payments which they may be required to make under underwriting or other agreements.  The terms of any indemnification provisions will be set forth in a prospectus supplement.  Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date.  We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors.  The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery.  The underwriters and other agents will not be responsible for the validity or performance of contracts.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq Capital Market.  We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering.  If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market.  In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids.  If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities.  The magnitude or effect of any stabilization or other transactions is uncertain.  These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the common stock, preferred stock, debt securities and warrants to purchase debt or equity securities offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, special counsel to Genelabs Technologies, Inc.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC as required by the Exchange Act.  You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC's Internet site at http://www.sec.gov.  The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available on our website, http://www.genelabs.com.  The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.  If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents.  This means that we can disclose important information to you by referring to another document we filed with the SEC.  The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)           Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(c)           Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(d)           Our Current Report on Form 8-K filed June 20, 2007;

(e)           Our Current Report on Form 8-K filed April 23, 2007;

(f)           Our Current Report on Form 8-K filed February 14, 2007;

(g)           Our Current Report on Form 8-K filed February 1, 2007;

(h)           Our Current Report on Form 8-K filed January 29, 2007; and

(i)
The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on April 30, 1991, including any amendments or reports filed for the purpose of updating that description (File No. 000-19222).

We are also incorporating by reference additional documents we may file pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules.  This additional information is a part of this prospectus from the date of filing for those documents.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies, which will be provided to you at no charge, upon your oral or written request.  Requests should be directed to the following contact information:

Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA  94063
Attention:          Corporate Secretary
Telephone:        (650) 369-9500.